Exhibit 10.1

AGREEMENT made as of the 21st day of September in the year 2015
(In words, indicate day, month and year.)

BETWEEN the Owner: FARMER BROTHERS CO.

and the Design-Builder: THE HASKELL COMPANY

for the following Project:

1.	The Project is Owner’s new corporate headquarters and production facility, located at the northwest corner of Ashmore Lane and S.H. 114, Northlake, Texas 76262.

2.	In addition to typical project site work, and construction of a physical building, the Project requires specialized industrial design and construction services.

3.	The Owner anticipates that the Project will require the efforts of two separate design and construction teams.

4.
Owner has retained Haskell to provide preliminary industrial design work, and Owner may retain Haskell to perform specialized industrial design and construction work if Owner and Haskell add such additional services by an Amendment to this Agreement (collectively, the “IDB Work”). Owner shall retain a second team of designers and builders to provide traditional design and construction work for the Project site, foundation and building envelope, including roof. (“DB Work.”) The DB Work will be performed Owner’s Design-Builder (“DB”) which will be responsible for the design and construction portions of the DB Work. The IDB Work and the DB Work will constitute the complete Work of the Project (“Project Work.”)

5.
Pursuant to this Agreement, Haskell will provide IDB Work for the Project. Notwithstanding anything in this Agreement to the contrary, the scope of Haskell’s IDB Work shall be governed by and limited to the scopes of IDB Work contained in this Agreement, or in an Amendment as contemplated below.

6.
Subject to the foregoing sentence, the Project Work shall have the following phases which, in accordance with the Project schedules as agreed to by the parties, may overlap. These phases shall have their ordinary industry meaning, unless specifically defined herein:

a.	Program Phase.

b.	Schematic Design Phase.

c.	Design Development.

d.	Construction Document Phase: The Construction Document Phase will consist of the professional design services necessary to prepare construction documents for the Project site work, and building shell.

e.	Building Construction Phase: The Building Construction Phase shall consist of the site work for the Project, and the construction of the building shell of the Project.

f.
Industrial Design Phase: The Industrial Design Phase of the Project will generally consist of the professional design services related to the IDB Work, and shall proceed concurrently with the Construction Document or Building Construction Phase.

g.
Project Turnover Phase: The Project Turnover Phase is the phase where the DB Work of the Project has progressed to the extent that, if such services are added to this Agreement in the future, Haskell can mobilize to the Project Site and begin to prosecute the IDB Work.

h.	Industrial Construction Phase: The Industrial Construction Phase is the prosecution of the IDB Work of the Project.

The Owner and Haskell agree as follows:

ARTICLE 1   GENERAL PROVISIONS

§ 1.1 Industrial Design-Build Work. Subject and limited to the scope of IDB Work identified in this Agreement or any Amendment to this Agreement, Haskell shall perform the scope of its IDB Work as required by the Industrial Design-Build Documents, including procuring and furnishing all material, equipment, tools, and providing all labor, supervision and coordination necessary to complete the IDB Work described in, and reasonably inferable from, the Industrial Design-Build Documents. The term “Industrial Design Services” means all of Haskell’s IDB Work required by the Industrial Design-Build Documents to be performed by licensed design professionals. The term “Industrial Construction Services” means all Haskell’s construction and other non-professional services related IDB Work required by the Industrial

Design-Build Documents. As of the date of this Agreement, the scope of the IDB Work is set forth in Articles 2, 3 and 5 below.

§ 1.2 Industrial Design Services. Subject and limited to the scope of IDB Work identified in this Agreement or any Amendment to this Agreement, Haskell shall provide the Industrial Design Services set forth in this Agreement in a manner consistent with the professional skill and care ordinarily provided by licensed design professionals practicing in the same or similar locality under the same or similar circumstances. Haskell shall perform its Industrial Design Services expeditiously and in accordance with all Applicable Law. Haskell shall, pursuant to the terms and conditions of this Agreement, procure and provide all licensed design professional services necessary for completion of the Industrial Design Services, unless such services are specifically identified in writing in the Industrial Design-Build Documents as being provided by the Owner or the DB. Haskell anticipates that all such Industrial Design Services shall be self-performed. To the extent any Design Service is not self-performed by Haskell, Haskell shall retain such third party consultant (“Consultant”) pursuant to a separate professional design services agreement (“Consultant Agreement”). The Consultant Agreement shall adopt the terms and conditions of this Agreement by reference, and include all appropriate protections, including but not limited to indemnities and insurance coverages as required herein or as appropriate given the services to be performed by the Consultant. Haskell agrees to obtain Owner’s written consent prior to the retention of any Consultant, which approval shall not be unreasonably withheld. Haskell shall also obtain Owner’s prior written consent to the form of any Consultant Agreement which has a contract value over $100,000 or which relates to services which are material to the IDB Work Industrial Design Services, including without limitation, any Consultant Agreement with any racking Consultant.
Haskell shall have the affirmative obligation to coordinate all Industrial Design Services with Owner and Owner’s other professionals on all Industrial Design Services which are part of the IDB Work and the resulting Instruments of Service prepared for the IDB Work of the Project (provided that Haskell shall not be responsible for any errors or omissions of any of Owner’s other professionals). Nothing in this section shall be construed as an obligation of Haskell to affirmatively coordinate any of the IDB Work with the DB Work. Instead, Haskell shall be obligated to cooperate and participate in efforts to coordinate the IDB Work with the DB Work as described in Section 1.4 below, subject to the scope of IDB Work identified in this Agreement or any Amendment to this Agreement
§ 1.3 Industrial Construction Services. Subject and limited to the scope of IDB Work identified in this Agreement or any Amendment to this Agreement, Haskell shall be solely responsible, as described below, for all Industrial Construction Services necessary for timely completion of the construction of the IDB Work of the Project, and administration of the Contract Documents as they relate to the IDB Work.
§ 1.4 Coordination of IDB Work with DB Work. Owner shall require that the DB have the affirmative obligation to communicate, schedule and lead the effort to coordinate with Haskell to ensure that the IDB Work is coordinated with the DB Work. Subject and limited to the scope of IDB Work identified in this Agreement or any Amendment to this Agreement and subject to Haskell receiving reciprocal coordination from Owner and the DB as to the DB Work, Haskell shall cooperate fully with the Owner or DB in the efforts to coordinate the DB Work with the IDB Work. Such cooperation shall include, but not be limited to, the following:
.1 Coordinate the Industrial Design Services of the IDB Work with the design services of the DB Work.
.2 Review the DB Work, including but not limited to DB Work provided by the DB during the Program Phase, Schematic Design Phase, Design Development Phase, Construction Document Phase, Building Construction Phase or the Industrial Design Phase of the Project (provided that Haskell shall in no event be responsible for any errors or omissions of the DB); and
.3 Cooperation with the DB in the Project Turnover Phase, to the extent such Phase is added to this Agreement.
§ 1.5 Project Budget. The Owner’s budget for the Project (“Project Budget”) shall be the combined total of the IDB Budget, as that term is defined herein, and the budget for the DB Work, as agreed to by Owner and DB.
§ 1.6 Alternative Designs. All Haskell’s Industrial Design Services, as described below, shall consider possible alternative approaches to design and construction of the Project and include Haskell’s recommendations, if any, with regard to accelerated or fast-track scheduling, procurement, or phased construction, and shall consider cost information, constructability, and procurement and construction scheduling issues.

§ 1.7 Owner’s Criteria. If the owner’s criteria which relates to the IDB Work provided by Owner to Haskell and agreed upon by Haskell and Owner in the an Amendment described in Article 6 below (“Owner’s Criteria”) conflicts with applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities, Haskell shall notify the Owner of the conflict.

§ 1.8 [Intentionally Deleted.]

§ 1.9 Document Protocols. If the Owner and Haskell intend to transmit Instruments of Service or any other information or documentation in digital form, they shall endeavor to establish necessary protocols governing such transmissions. Unless otherwise agreed, the parties will use AIA Document E203™–2013 to establish the protocols for the development, use, transmission, and exchange of digital data and building information modeling.

§ 1.10 [Intentionally Deleted.]

§ 1.11 Project Team.

.1 The Owner identifies the following authorized representative:

Barry Fischetto
Farmer Brother’s Company
Sr. Vice President – Operations
20333 S. Normandie Avenue
Torrance, CA 90502
(310) 787-5349

.2 The Owner identifies the following Project representative:

Rob Lillich
Faithful + Gould
Director – Operations
18383 Preston Road # 500
Dallas, TX 75252
(972) 588-3249

.3 Haskell identifies the following authorized representative:

Mitch Becker
The Haskell Company
111 Riverside Avenue
Jacksonville, FL 32202
(904) 791-4500

.4 Neither the Owner’s nor Haskell’s representative shall be changed without ten days’ written notice to the other party.

§ 1.12  Binding Dispute Resolution. For any Claim subject to, but not resolved by, mediation pursuant to Section 17.3, the method of binding dispute resolution shall be the following:
Haskell

[ « » ]	Arbitration

[ « X » ]	Litigation in a court of competent jurisdiction

[ « » ]	Other: (Specify)

§ 1.13  Definitions.

.1 Industrial Design-Build Documents. The Industrial Design-Build Documents consist of this Agreement between Owner and Haskell and its attached Exhibits (the “Agreement”); other documents listed in this Agreement; and Modifications issued after execution of this Agreement. A Modification is (1) a written amendment to the Contract signed by both parties, including the Design-Build Amendment, (2) a Change Order, or (3) a Change Directive.

.2 The Contract. The Industrial Design-Build Documents are the “Contract Documents” for this Project, and form the Contract between Owner and Haskell. The Contract represents the entire and integrated agreement between the parties and supersedes prior negotiations, representations or agreements, either written or oral. The Contract may be amended or modified only by a Modification. The Industrial Design-Build Documents shall not be construed to create a contractual relationship of any kind between any persons or entities other than the Owner and Haskell. Owner and Haskell agree that there are no third party beneficiaries of this Agreement.

.3 Instruments of Service. Instruments of Service are representations, in any medium of expression now known or later developed, of the tangible and intangible creative work for use on the Project performed by or on behalf of Haskell as part of the Industrial Design Services, by or on behalf of the DB as part of the Design-Build Work, or by Owner’s other consultants, if any (provided, however, that Haskell is not responsible for any Instruments of Service prepared by DB or Owner’s other designers, architects, engineers or other consultants). Instruments of Service may include, without limitation, studies, surveys, models, sketches, drawings, specifications, digital models and other similar materials.

.4 Submittal. A Submittal is any submission to the Owner for review and approval demonstrating how Haskell proposes to conform its work to the Industrial Design-Build Documents. Subject and limited to the scope of IDB Work identified in this Agreement or any Amendment to this Agreement, Haskell shall prepare and submit Submittals to demonstrate how it proposes to conform to the Industrial Design-Build Documents for those portions of the IDB Work for which the Industrial Design-Build Documents require Submittals. Submittals include, but are not limited to, shop drawings, product data, and samples. Submittals are not Industrial Design-Build Documents unless incorporated into a Modification. In addition, subject and limited to the scope of IDB Work identified in this Agreement or any Amendment to this Agreement, Haskell shall, during the Construction Document Phase (if added to this Agreement by Amendment), coordinate with the DB and the Owner as provided in Section 1.4 above.

.5 Owner. The Owner is the person or entity identified as such in the Agreement and is referred to throughout the Industrial Design-Build Documents as if singular in number. The term “Owner” means the Owner or the Owner’s authorized representative or Owner’s Project representative (any of which shall have the power to bind Owner to the extent there is more than one Owner’s representative at any time).

.6 Haskell. Haskell is the person or entity identified as such in the Agreement and is referred to throughout the Industrial Design-Build Documents as if singular in number. The term “Haskell” means Haskell or Haskell’s authorized representative.

.7 Consultant. A Consultant is a person or entity providing professional services for Haskell for all or a portion of the IDB Work, and is referred to throughout the Industrial Design-Build Documents as if singular in number. To the extent required by the relevant jurisdiction, the Consultant shall be lawfully licensed to provide the required professional services.

.8 Contractor. A Contractor is a person or entity performing all or a portion of the construction, required in connection with the IDB Work, for Haskell. The Contractor shall be lawfully licensed, if required in the jurisdiction where the Project is located. The Contractor is referred to throughout the Industrial Design-Build Documents as if singular in number and means a Contractor or an authorized representative of the Contractor.

.9 Confidential Information. Confidential Information is information containing confidential or business proprietary information that is clearly marked as “confidential.”

.10 Contract Time. Unless otherwise provided, Contract Time is the period of time, including authorized adjustments, as set forth in this Agreement for performance of the IDB Work.

.11 Day. The term “day” as used in the Design-Build Documents shall mean calendar day unless otherwise specifically defined.

.12 IDB Work Contract Schedule. The IDB Work Contract Schedule shall be a critical path method schedule for the IDB Work of the Construction Document, Building Construction, Industrial Design, Project Turnover, and Industrial Construction Phases of the IDB Work of the Project (to the extent added to this Agreement).

.13 DB Work Contract Schedule. The DB Work Contract Schedule shall be a critical path method schedule for the DB Work and shall be a part of any contract documents between the Owner and the DB any DB Work on the Project.

.14 Agreement. Agreement shall means this Agreement and any Modifications to it.

.15 Project Schedule. The Project Schedule shall be a critical path method schedule which includes the IDB Work Contract Schedule and a DB Work Contract Schedule. Haskell is not responsible for the DB Work Contract Schedule and shall be entitled to an adjustment of the Contract Time for any delays in the IDB Work caused by delays or interference related to the DB Work.

.16 Contract Sum. The Contract Sum is the amount to be paid to Haskell for performance of the IDB Work. The Contract sum shall be the total of the amounts set forth in this Agreement and any Modifications to this Agreement.

§ 1.14 Certifications. Upon the Owner’s written request, Haskell shall and furnish to the Owner certifications with respect to the documents and services provided by it or its Consultants, and Contractors (a) that, to the best of their knowledge, information and belief, the documents or services to which the certifications relate (i) are consistent with the Industrial Design-Build Documents, except to the extent specifically identified in the certificate, and (ii) comply with applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities governing the design of the Project; and (b) that the Owner shall be entitled to rely upon the accuracy of the representations and statements contained in the certifications. Haskell’s Consultants, and Contractors shall not be required to execute certificates or consents that would require knowledge, services or responsibilities beyond the scope of their services.

ARTICLE 2 PRELIMINARY IDB WORK SCOPE OF SERVICES

§ 2.1 Conceptual Optimization Scope of Services and Compensation. Owner and Haskell entered into Farmer Brother’s Company Purchase Order No. 120661, dated March 13, 2015 in the amount of $44,500 (“Purchase Order”). The scope of Industrial Design Services to be provided by Haskell to Owner pursuant to the Purchase Order was to provide Owner with a conceptual optimization model for the packaging lines to be installed in the Project. This Agreement supersedes the Purchase Order in its entirety.

.1 Conceptual Optimization Services. Haskell has performed a conceptual optimization study of Owner’s proposed packaging lines to meet production throughput and product mix requirements for the Project, all of which were presented to Owner as the “Conceptual Packaging Optimization Model” ("Packaging Model.") The objective of the Model was to determine the quantity and specifications for the required packaging lines for current and future needs for the next three to five years, which Owner can use for programming and planning the design and construction of the Project itself. Upon completion, the Model included a final report of findings as follows:

i. Optimization results based on minimizing cost, conceptual packaging equipment list;

ii. List of SKU's and production quantities to be run on each packaging line; and

iii. a conceptual cost estimate for new packaging lines.

.2 As of the date of this Agreement, Haskell and Owner confirm the following:

i. Haskell has performed the Conceptual Optimization Services, and agrees that it performed said services in conformance with the terms and conditions of this Agreement;

ii. Haskell has provided the Model to Owner;

iii. The price for the Conceptual Optimization Services provided by Haskell to Owner was $44,500.00, for which Haskell has been paid in full.

§ 2.2 Program and Schematic Design Phase Scope of Services and Compensation. Pursuant to this Agreement, Haskell agrees to provide the following Program and Schematic Design Phase Industrial Design Services for the IDB Work of the Project, some of which have been completed as of the date of this Agreement:

.1 The objective of the Program and Schematic Design Phase Industrial Design Services for the IDB Work of the Project is for Haskell to provide Owner with a preliminary design and specifications for the process and packaging lines and warehouse racking to be installed in the new facility in Northlake, Texas and to form the basis from an IDB Work perspective for final design engineering for the Construction Document Phase of the Project.

.2 Haskell will develop a Preliminary Mechanical Plan (PMP) for the new coffee roasting processing and packaging lines. These Industrial Design Services will consider:

i. The scope of Industrial Design Services detailed in this subsection is limited to the preliminary design of the process and packaging lines to confirm the site and building general arrangements and allow the Owner's DB to proceed with the DB Work of the Project.

ii. The PMP will be based on the SKU's and quantities required to be produced within a given cycle time based on the information provided by Owner and the Packaging Model. Information resulting from scenario testing of the Packaging Model will be utilized to determine throughput requirements of the processing systems. The PMP will determine packaging requirements to produce the proposed SKU’s but will not perform any scheduling of the production at this time.

iii. The PMP will incorporate equipment relocated from the existing Houston, Texas, Torrance, California, and Portland, Oregon facilities based on the Packaging Model and the equipment list provided by Owner. Additional equipment required to meet production requirements will also be incorporated into the design.

iv. Within the sum set forth in Article 4 below, Haskell will perform 80 hours of racking consultation. Any racking consulting in excess of 80 hours, as authorized in writing by Owner, shall be on an hourly basis at the associates’ wage using a multiplier of 3.0 (which is currently approximately $150 per person per hour on average).

.3 Owner Deliverables. Owner shall provide the following information to Haskell for the performance of the Industrial Design Services described in this § 2:

i. Product information to include: case sizes and rates (average, peak, and surge) by line, pallet build sheets;

ii. Worst case daily production schedule (highest desired throughput during a given time period);

iii. Current 2-D AutoCAD layouts for Houston, TX, Torrance, CA and Portland, OR facilities;

v. Year, make, model, and serial number for relocated equipment; and

vi. Any current Owner equipment specifications for equipment to be purchased.

.4 Information Gathering and Preliminary Line Design. Haskell and Owner shall also coordinate an exchange of detailed information on Owner's initial and long-term manufacturing requirement. Haskell and Owner will review and verify the Product Information Spreadsheet detailing what SKUs are required to be produced and identify any additional data that is needed, which Owner shall provide to Haskell. The information to be considered is as follows:

i. Future production requirements will be considered based on the information provided by Owner. Haskell will utilize end of curve production rates based on the output of the Packaging Model that takes into account projected growth and overall equipment effectiveness at a specific end point.

ii. This information is to include the packaging material requirements, the production rates and the production frequencies and duration, required reliability and level of automation. Current and future requirements will be considered based on the information provided by Owner.

iii. Current plant layout drawings, information on existing equipment that may be re-used, and information on available space and utilities will be required.

iv. Haskell and Owner shall commit sufficient time to fully understand packaging components, overall requirements (production, quality, change-over, etc.) and maintenance/operations considerations.

v. Haskell shall develop a process and packaging block flow diagram, packaging matrix and design speed matrices for the line which becomes the design basis for the packaging line.

vi. Haskell shall prepare three primary preliminary layout options for the processing and packaging production systems for review and comment by Owner.

vii. Additional technical, price and delivery information will be gathered through Haskell resources, experience and contacts with various sources including equipment vendors and installation contractors.

viii. Unless specified otherwise, Haskell shall coordinate and conduct progress meetings with Owner on a weekly basis for the duration of these § 2 Industrial Design Services. Haskell will issue meeting agenda and minutes. The purpose of these meetings is to maintain alignment and meet the intent of the Industrial Design Services described in this § 2. These meetings are to provide Haskell and Owner the forum to make decisions and provide direction to the engineering effort through the Industrial Design Services described in this § 2. Progress of the three preliminary layouts will also be shared during these weekly meetings.

ix. When the Industrial Design Services described in this § 2 reach the 50% complete milestone, a two-day review meeting will be held at Owner's office to discuss the Industrial Design Services performed to date and select the most viable layout option for the process and packaging production layout. The selected layout will be developed further for material and personnel flows along with cost refinement.

x. A final review meeting was held on July 15, 2015 between Owner and Haskell to review the chosen layout option in detail with assumptions and limitations well defined.

.5 Preliminary Process and Packaging Scope.

i. Product Block Flow Diagram. Haskell will create a process and packaging block flow diagram showing the major units of operation. This block flow will be general and support the general flow of product through the plant.

ii. Preliminary Process Flow Diagrams. The process flow diagrams will show individual equipment and interconnection points for product flow from unloading of green bean bags to finished pallets ready for storage in the warehouse. These diagrams will be the basis for generation of the preliminary layout drawings.

iii. Preliminary Equipment Layouts. Haskell will develop three (3) high level preliminary layout options and provide for review with Owner. Upon review and selection, Haskell will refine the selected layout to allow for proper sizing of the building envelop. Layouts will be actual equipment where feasible and block flow and polyline otherwise to communicate the preliminary options. The layouts will not be dimensionally verified for accuracy but will be verified for feasibility. Additionally,

Haskell will work with vendors to develop and verify equipment stack-up scenarios for the silos and roaster arrangements to identify a final building inside clearance height.

iv. Mass Flow Balance Calculations. Process mass flow requirements for the facility will be determined primarily from the results of the package optimization model and final scenario testing. From this data, Haskell will work with Owner to determine the worst-case scenarios for each major equipment component (i.e. green bean silos, roasters, grinders, etc.). Once determined, the volumes of the SKU’s can be used to determine proper equipment sizing.

v. System Description/Basis of Design.

a. Haskell will develop a high level description for the selected layout alternative. This description will include the plan for upgrading modified/upgraded equipment.

b. Haskell will develop a preliminary major equipment list for process and packaging including estimated utility requirements.

c. Haskell will develop preliminary equipment specifications for process and packaging equipment not being relocated from other facilities. Information will be limited to package sizes, rates, and general information during this phase.

vi. Control System Architecture & Functional Specification. Utilizing its control systems partner 12R, Haskell will provide a preliminary control system architecture and functional specification for use in identifying the needs of the control system and general infrastructure required.

vii. Cost Estimates. Haskell will provide Owner with a detailed engineering cost estimate to complete the Process and Packaging Industrial Design Services.

.6 Haskell shall prepare and provide to Owner at the conclusion of these § 2 Industrial Design Services the following items for the Project:

i.	Process and Packaging Block Flow Diagram (Estimated 1 total).

ii.	Preliminary Process and Packaging Flow Diagrams (Estimated 6 total).

iii.	Preliminary Process Mass Balance Calculations.

iv.	Preliminary Process Equipment List with Utility Matrix.

v.	Preliminary Equipment Specifications for Major Equipment Only.

vi.	Preliminary Control System Architecture.

vii.	Preliminary Control System Functional Specification.

viii.	Packaging Matrix (line types, speeds, and case requirements).

ix.	Preliminary Process and Packaging 2D Layouts (3 Preliminary, 1 Refined Selection).

x.	Preliminary Verification of Equipment stack-up requirements (silos and roasters only).

xi.	Preliminary System Description / Basis of Design for the selected layout.

xii.	Process and Packaging Detailed Design Engineering Cost Estimate as set forth in § 2.2.5(vii) above.

xiii.	Copy of all data, assumptions and decisions made throughout the process.

§ 2.3 The first 50% of these § 2 Industrial Design Services will focus on development of the mass balance information, major equipment identification, and the three preliminary layout options. When the Industrial Design Services described in this § 2 reach the 50% complete milestone, Owner shall identify to Haskell in writing its selection of one layout option, which shall be the only layout option used by Haskell for further refinement.

§ 2.4 [INTENTIONALLY DELETED]

§ 2.5 ASSUMPTIONS

.1 A control system consultation has been performed. No additional definition or effort is included as part of these Industrial Design Services.

.2 Haskell's process scope begins with the input of green coffee beans and ends after delivering roasted beans to the auger hopper, the packaging scope begins with the auger and hopper feeding the VFFS machines and ends with stretch wrapped pallets.

.3 Haskell will require the information specified in §2, and access to Farmer Brothers personnel and product and other specified information required to complete the §2 Industrial Design Services or delays could occur.

.4 Owner to provide 2D mechanical AutoCAD drawings of their existing facilities showing equipment being relocated.

.5 Owner to ensure Haskell has the latest electrical and mechanical equipment specifications if applicable. Haskell will use its standard specifications for equipment and facilities of this type, in the event that Owner has not provided any such specifications.

.6 The mass-balance calculations will be based on a snapshot of the processing output from the Packaging Model. Owner and Haskell must agree on these worst case scenarios along with a desired safety factor prior to specifying equipment capacities.

.7 Line operational scheduling is not included in the scope of the Industrial Design Services to be provided pursuant to this § 2. Past schedules will be used as samples from which to build the Packaging Model.

.8 Haskell will not be designing the new warehouse layout as part of Industrial Design Services to be provided pursuant to this § 2.

.9 It is understood and agreed that Haskell, at its own expense, has developed and continues to develop proprietary rights in standards, procedures and methodologies relating to its business including, but not limited to: simulation/emulation, system performance tracking, database management, purchase order tracking, system design, training, and resource and cost control, its "intellectual property." Therefore, notwithstanding any other provision in this Agreement, said intellectual property developed outside the scope of this IDB Work shall remain the exclusive property of Haskell, including any source code contained therein and it is agreed that Haskell will only provide Owner with the results (reports, drawings, spreadsheets, media, materials, photographs, negatives, and videotapes etc.) obtained from the use of these tools.

ARTICLE 3 DESIGN DEVELOPMENT PHASE SCOPE OF SERVICES AND COMPENSATION. Pursuant to this Agreement, Haskell agrees to provide the following Design Development Phase Industrial Design Services for the IDB Work of the Project:

§ 3.1 Detailed Functional Specification. Haskell and Owner participated in the overall process, packaging and warehouse Program Phase kick-off meeting in Dallas, Texas on April 23, 2015. The following area subject matter experts discipline leads for MEP (“SME”) attended the one day kick-off meeting.

.1 Project Engineering Lead;

.2 Utilities Engineering Lead;

.3 Process Engineer;

.4 Packaging Engineer; and

.5 Civil Engineer.

§ 3.2 Haskell shall develop the engineering/design schedule for this phase of its services and shall develop a conceptual scope of services document, and develop the design criteria for the IDB Work of the Project. Haskell shall furnish to the Owner the following Instruments of Service:

.1 Conceptual engineering schedule for mechanical, electrical and plumbing (“MEP”) infrastructure development for the IDB portion of the Project (excel or ms project);

.2 Conceptual scope of services for mechanical, electrical and plumbing for the IDB portion of the Project (word doc);

.3 Conceptual design criteria for mechanical, electrical and plumbing scope of services for the IDB portion of the Project (word doc);

.4 [Intentionally Deleted]

§ 3.3 Site Master Plan for the Development of Input Requirements. Haskell shall review and evaluate a Project site plan and geotechnical engineering report for the proposed Project site provided to it by the Owner. Haskell and Owner’s civil engineer shall participate in a site visit with Owner following the Program Phase kick-off meeting in Dallas. In response Haskell shall, within 7 days of the proposed Project site visit, provide to Owner the following Instruments of Service:

.1 Haskell’s comments on the site plan for use on the Project;

.2 Haskell’s site visit notes (word doc.);

.3 Haskell’s red lined site plan (PFD);

.4 Haskell shall review and evaluate Owner’s geotechnical engineering report, which shall include relevant survey and soils information and provide written comments concerning the geotechnical engineering report, including but not limited to comment on internal and external foundation requirements or options.

.5 Haskell shall review, evaluate and provide a written report or red-lined drawings on incoming utilities as shown on the site plan referenced above. This review shall consider natural gas, sanitary sewer, electrical, water, natural gas feeder locations as they relate to process, packaging and warehouse areas.

§ 3.4 Existing Site Conditions Input Requirements. Haskell shall review proposed Project site information provided by others and comment on the impact on logistics and impact of soils on specialty equipment foundations. Haskell shall also perform a review of traffic flow / truck study provided by others. Haskell shall provide to Owner Instruments of Service consisting of a written report or red-line drawings, as applicable.

§ 3.5 Preliminary Architectural Design & Specification Input Requirements. Haskell shall review conceptual design information prepared by DB or other consultants retained by Owner, and provide a preliminary evaluation of the selection of materials and or finishes. Haskell shall review and comment on floor space analysis provided to it by Owner. Haskell shall review drawings and space programming instruments of service provided to it by Owner, and provide input on MEP Systems. Haskell shall provide to Owner Instruments of Service consisting of a written report or red-line drawings, as applicable.

§ 3.6 Preliminary Structural Design and Specifications Input Requirements. Haskell shall review and comment on information provided to it by Owner, and as developed by it arising from the Industrial Design Services described in § 2 above, including a review of proposed structural systems, foundations, floor slabs, building framing (bay sizing, heights, hanging supports for MEP infrastructure, mezzanines and miscellaneous supports). This scope as proposed includes review of structural information and documents, but does not include engineering or structural calculation review unless and until such additional scope is added to this Agreement by an Amendment.

§ 3.7 Preliminary Refrigeration Design & Specification Requirements:  Haskell shall developed a preliminary refrigeration design for process, packaging and warehouse manufacturing systems; including refrigeration system for the freezer.  Haskell assumes that human services / front end design (i.e., office, café, locker rooms) and general air handling in the process/packaging area is to be undertaken as part of the DB Work or through Owner’s other consultants, for which Haskell is not responsible.  Refrigeration conceptual hours are based on a Freon refrigeration system.  Haskell shall provide to Owner Instruments of Service consisting of refrigeration conceptual scope of services, conceptual layout of freezer, preliminary process flow and conceptual refrigeration equipment list.

§ 3.8 Preliminary Mechanical Design and Specification Requirements. Haskell shall develop a preliminary mechanical design, including specifications, for the process and packaging areas and/or systems, which shall include a conceptual plan for HVAC and plumbing systems, including HVAC systems, exhaust systems, steam systems, HVAC water systems, cleaning vacuum system, domestic hot and cold water system, process sanitary system, if applicable storm water system (with in the process and packaging area building footprint), compressed air systems, natural gas system, relating to the IDB Work of the Project. Haskell shall provide to Owner Instruments of Service consisting of conceptual layouts, preliminary process flow drawings and conceptual equipment list relating to the preliminary mechanical design and specification requirements.
§ 3.9 Preliminary Fire Protection Design & Specification Input Requirements. Haskell shall review conceptual design information and fire protection design information provided to it by Owner and provide written comments on suitability of fire protection system, sprinkler system and in-rack fire protection to ensure fire protection design and construction to be provided as part of the DB Work meets the need and intent of the process, packaging and warehousing areas and or systems. Haskell shall provide to Owner Instruments of Service consisting of written review and comments and if applicable mark ups of drawings provided by others.
§ 3.10 Preliminary Electrical Design & Specification Requirements. Haskell shall review the conceptual electrical system design for the main electrical service provided by Owner. Design review shall include: power distribution (post transformers), lighting for process, packaging and warehouse areas, auxiliary services (fire alarm, security, communications and access control support for Owner’s IT team and consultants), coordination with Owner on overall electrical load requirements and overall electrical site plan coordination for process and packaging equipment relating to the IDB of the Project. Haskell shall provide to Owner Instruments of Service consisting of conceptual electrical layouts for process, packaging and warehouse areas; preliminary single line drawings for process and packaging equipment / systems, conceptual electrical equipment list for process and packaging equipment and conceptual NEMA room classification plan.
§ 3.11 Civil / Site & Specification Input Requirements. Haskell shall review, comment and provide a written preliminary evaluation of the civil site preliminary design provided to it by Owner, including but not limited to a preliminary evaluation of grading plan, finished floor height, underground utilities, fire main, site development, truck parking, access, employee parking, ten (10) hours of waste water treatment code requirements review and regarding whether the related DB Work information provided to Haskell by Owner meets the design intent as it relates to process, packaging and warehousing areas of the Project. Water information and waste water conceptual engineering provided by others.
§ 3.12 Controls & Automation Consultation.  At an allowance value of $30,000 as described in Article 4 below (priced per hour as described in Section 2.2.2(iv) above), Haskell shall provide controls and automation consultation services for review of controls and automation options developed by others; consult in tandem with Owner’s IT group to prepare a preliminary controls architecture network diagram and preliminary functional specification, and

Haskell shall provide to Owner Instruments of Service consisting of the following:

.1  Review owner provided conceptual automation and controls philosophy and provide preliminary control system architecture and preliminary functional specifications for the master system.

.2  Assumes no travel to meetings outside the Dallas area are required.

.3  Provide written comments to Owner as a result of the services described above.

§ 3.13 Room Schedule Input Requirements. Haskell shall review and comment on Owner’s room schedule programming requirements and provide evaluation and or guidance for room conditioning, room temperatures, air change, air flow, pressurization and humidification / dehumidification. Haskell shall provide to Owner Instruments of Service consisting of written review and comment on Owner’s room schedule Program as it relates to these Industrial Design Services for process, packaging and warehouse areas.

§ 3.14 Code Consultation. Haskell shall provide preliminary code consultation with a primary focus on the identification of code requirements for MEP infrastructure conceptual design only. Haskell shall provide to Owner Instruments of Service consisting of a conceptual list of applicable codes for MEP infrastructure.
§ 3.15 Kick off and Review Meetings. Haskell shall attend kick off and subsequent three (3) review meetings based on stage of conceptual design efforts. This includes attendance at one (1) LEED Charette by one of Haskell’s LEED subject matter experts (10 hours and 1 trip included), participation of necessary team members in five (5) one hour weekly update conference call / WebEx on weeks where there is no design review meeting in Dallas, Texas, and one (1) trip for Haskell’s engineering lead and packaging optimization engineer to present the preliminary layouts and packaging optimization to the Farmer Brothers Board of Directors in Torrance, California.
§ 3.16 Budget and Schedule Input. Haskell shall provide technical support to the Owner on the preliminary Project budget and schedule, including written review and comment on budgets and schedule provided by others, focusing on MEP Infrastructure.
§ 3.17 Permitting Consultation. Haskell shall provide ten (10) hours of permitting support to Owner to support long lead permitting discussions.
§ 3.18 [Intentionally Deleted.]
§ 3.19 [Intentionally Deleted.]
§ 3.20 Consultants to Haskell. For the conceptual MEP infrastructure effort Haskell may work with one of its long-term engineering partners to supply controls and automation consulting hours, I2R. I2R is located in in Plano, Texas, and provides automation and controls engineering and commissioning services to coffee production clients throughout the United States. Haskell may choose Modern Processing Equipment (MPE), located in Chicago, Illinois, to be its Consultant for the process handling equipment and grinding operations. Also, Haskell may choose Probat Burns to be its Consultant for the roasting operations. All such Consultants are hereby pre-approved by Owner pursuant to Section 1.2 above.
§ 3.21 General Assumptions & Clarifications.

.1 Haskell’s services set forth above shall not include ongoing Industrial Design Services for the Design Development, Construction Document and Building Construction Phases of the Project Work, all of which shall only be Haskell’s responsibility if added to this Agreement by Amendment.

.2 The scope of Industrial Design Services provided pursuant to this Section 3 was prepared in response to the RFP documents provided by Faithful & Gould (Farmer Brothers - Coffee Roasting Manufacturing Plant MEP Infrastructure and Equipment Installation dated January 23rd, 2015).

.3 Proposal scope of supply is MEP conceptual (+/- 15% design) engineering effort and consultation hours described in this Agreement and the RFP.

.4 The scope of Industrial Design Services provided pursuant to this § 3 includes the following meetings: one programming kick-off meeting which occurred in Dallas, Texas on February 11, 2015; three additional design reviews in Dallas, Texas.

.5 The scope of Industrial Design Services provided pursuant to this Section 3 includes five (5) one hour weekly update conference call / WebEx on weeks where there is no design review meeting in Dallas, Texas.

.6 Unless specifically stated above, the Industrial Design Services provided pursuant to this Section 3 excludes all DB Work of the Project

§ 3.22 Permits for construction and operation of the Project are by others except as may be specifically set forth in an Amendment. Haskell shall advise Owner of necessary permits for any scopes of IDB Work which may be added to this Agreement by Amendment.

§ 3.23 Owner shall require that its DB attend and participate in kick-off meetings, design reviews and conference calls as necessary to support corresponding conceptual design efforts, and is for Program, Schematic Design, Design Development and Construction Document Phases as necessary to support the preliminary design project schedule.

§ 3.24 Primary power feed engineering and engineering coordination, from the main feed up and to the transformers is to be provided by others.

§ 3.25 Owner shall, at Haskell’s written request, provide the following:

i.	Process Equipment List and Utilities Matrix for Roasting;

ii.	Packaging Equipment List and Utilities Matrix for relocated equipment;

iii.	Detailed Equipment List New vs. Relocated;

iv.	Other Owner Furnished Equipment List and Utilities Matrix;

v.	Cut sheets or proposals for process and packaging equipment;

vi.	Site and Conceptual Site Plan in ACAD;

vii.	Facility Elevations and conceptual Structural Information;

viii.	Project Contract Schedule;

ix.	Equipment Relocated Availability Schedule;

x.	Waste Water Information; and

xi.	List of preferred components, vendors, and suppliers.
ARTICLE 4 CONTRACT SUM FOR ARTICLE 2, 3 AND 5 SERVICES. Owner has paid to Haskell the $44,500 under the Purchase Order described in § 2.1 above. For Haskell’s other services set forth in Articles 2 and 3 above, Owner shall pay to Haskell the sum of $556,950.00, and for the services set forth in Article 5 below (Exhibit 2) Owner shall pay Haskell the sum of $1,296,399 (which sums are in addition to the $44,500 paid pursuant to the Purchase Order), in installments as such services are completed, such installments to be paid by Owner to Haskell within thirty (30) of Owner’s receipt of invoices from Haskell. This sum includes a $20,000 Consultant development allowance to allow for proper assistance and integration of Consultants during the performance of the Industrial Design Services described in § 2, a $30,000 allowance for Haskell’s services under § 3.12 above and the travel and racking allowances set forth in Exhibit 2. Any funds left over from these allowances shall accrue to Owner and any work by Haskell in excess of the allowance amounts shall be added to such sum payable to Haskell.

ARTICLE 5 ADDITIONAL DESIGN SERVICES; INDUSTRIAL DESIGN SCHEDULE. In addition to the preliminary Industrial Design Services described in Articles 2 and 3 above, Haskell shall perform the additional Industrial Design Services set forth in Exhibit 2 hereto. Subject to the terms and conditions of this Agreement and Owner and DB complying with their schedule obligations at it relates to Haskell’s services, Haskell shall perform the Industrial Design Services set forth in Articles 2, 3 and Exhibit 2 in accordance with the schedule attached hereto as Exhibit 3, including providing the preliminary engineering recommendations relating to the IDB Work by the Haskell Preliminary Date set forth in the exhibit and final engineering recommendations relating to the IDB Work by the Haskell Design Complete Date set forth in the exhibit.

ARTICLE 6  IDB WORK FOR THE INDUSTRIAL DESIGN, PROJECT TURNOVER AND INDUSTRIAL PHASES OF THE PROJECT.
§ 6.1  Owner may, at its sole discretion, request Haskell provide one or more proposals (a “Proposal”) to Owner to perform IDB Work of the Industrial Design, Project Turnover and Industrial Construction Phases of the IDB Work of the Project, on a lump sum basis, or a cost plus a fee with or without a guaranteed maximum price (“GMP”), as set forth in more detail below. If acceptable, Haskell and Owner shall enter into an Amendment, which addresses the scope of the IDB Work for the Industrial Design, Project Turnover and Industrial Construction Phases of the IDB Work of the Project. Any Amendment shall adopt the terms and conditions of this Agreement as if included in its entirety, therein.

§ 6.2 Within 20 days of the Owner’s written request after Haskell’s services under this Agreement have progressed to a point where Haskell is able to present a meaningful Proposal to Owner, Haskell shall present any Proposal requested pursuant to Section 6.1 above to Owner for Haskell’s performance of the IDB Work for the Industrial Design, Project

Turnover and Industrial Construction Phases of the IDB Work of the Project. Upon agreement between the Owner and Haskell, Haskell and the Owner shall execute an Amendment to this Agreement which shall incorporate the terms and conditions of this Agreement in its entirety. In no event shall either party have any obligation to enter into any such Amendments.
§ 6.3 In exchange for payment by Owner to Haskell of the Contract Sum described in the Amendments contemplated above above, in a manner consistent with the § 12.5 below, Haskell shall (i) complete the IDB Work described in any Amendment in accordance with the terms and conditions of the Industrial Design-Build Documents, and the Contract, including this Agreement, and (ii) comply with any Project Schedule and Contract Time set forth in any Amendments, subject to any adjustments set forth in the Industrial Design-Build Documents. Any Amendment shall define the scope of the IDB Work for the phases subject to the Amendment and set forth any applicable Owner’s Criteria described in Section 1.7 above.
§ 6.4 Guaranteed Maximum Price Costs. If based on a GMP Amendment, the Amendment shall define the GMP and the guaranteed maximum price costs.
§ 6.5 Any Amendment for Industrial Construction Services shall identify, in line item detail, the costs and risks to be borne by Haskell in performance of the Industrial Construction Services. Any Amendment for Industrial Construction Services may define standards for the installation of such improvements, such as definitions of mechanical completion and commercial operation of the industrial equipment described in the Amendment. Any such Amendment may also define payment schedules and retainage provisions, which may be based in part on mechanical completion or commercial operation.
§ 6.6 As part of any Amendment adding Industrial Construction Services, the parties shall attach the IDB Work Contract Schedule, which both parties agree sets forth contractual performance related deadlines relating to the IDB Work described therein. The IDB Work Contract Schedule shall be an Industrial Design-Build Document and part of the Contract. The IDB Work Contract Schedule shall be prepared pursuant to the critical path method and include the interim milestones, durations, and material dates in relation to the prosecution of the IDB Work of the Project on a IDB Work Package basis, including but not limited to:

.1 milestones for commencement and completion of all Industrial Design Services broken out pursuant to the applicable IDB Work Packages;
.2 milestones for commencement and completion of all Industrial Construction Services, broken out pursuant to the applicable IDB Work Packages;
.3 the IDB Work portion of the Project’s Turnover Phase;
.4 a schedule for the processing of shop drawings, product data and samples;
.5 dates of Substantial and Final Completion of the IDB Work of the Project (which may be defined by reference to mechanical completion and commercial operation as described in Section 11.1.1 below);
.6 chart of activities;
.7 schedule of activities by major IDB Work portion of the Project element;
.8 activities listed by early start date for each major IDB Work portion of the Project element;
.9 a schedule of production of Phase Deliverables and other IDB Work required for the award of contracts to the Architect, Contractor or Consultant; and
.10 a listing of all long-lead-time items and a schedule for the acquisition and delivery of such items.
§ 6.7 The IDB Work Contract Schedule shall also take into consideration such matters as Industrial Design Services, Owner-related review and approvals, review and approval activities with DB, and review by Governmental Authorities, subject to the terms of this Agreement.

§ 6.8 Haskell and Owner agree no publication of “look-ahead” schedules, update schedules or similar which reflect actual schedule conditions on the Project shall act to extend any milestone, date or deadlines for performance whether interim or final as contained in the IDB Contract Schedule.
§ 6.9 Costs and any other part of the Contract Sum may be set forth in the Amendment.

§ 6.10 Amendments may set forth other matters that the parties may agree upon, including, without limitation (i) the responsibility for permits for the IDB Work subject to the Amendment, (ii) a joint occupancy plan incorporating provisions for interaction by Haskell and the DB on the Project site and specifying who shall be responsible for temporary power, trash dumpsters and such other matters to coordinate the DB Work and the IDB Work, (iii) a plan for incorporating used equipment owned by Owner into any part of the Project and limitations on Haskell’s warranty and other obligations as to the performance of such used equipment, (iv) provisions for any training of Owner’s personnel that Haskell may agree to perform, and (v) possible phased construction and installation of Industrial Construction Services in various work packages.

§ 6.11 Records relating to Guaranteed Maximum Costs shall be available to the Owner at mutually convenient times for a period of two years following termination of this Agreement.

ARTICLE 7  GENERAL REQUIREMENTS OF THE WORK OF THE INDUSTRIAL DESIGN-BUILD CONTRACT

§ 7.1  Haskell shall comply with any applicable licensing requirements in the jurisdiction where the Project is located.

§ 7.2 Haskell shall perform the IDB Work in accordance with the Industrial Design-Build Documents, and the Contract. Subject to the terms of the Industrial Design-Build Documents, Haskell shall not be relieved of the obligation to perform the IDB Work in accordance with the Industrial Design-Build Documents by the activities, tests, inspections or approvals of the Owner. Haskell shall supervise and direct the IDB Work, using the skill and attention that would be expected of a reasonable designer and contractor performing similar work in the Project location. Haskell shall be solely responsible for, and have control over, construction means, methods, techniques, sequences and procedures, and for coordinating all portions of the IDB Work under the Agreement, unless the Industrial Design-Build Documents give other specific instructions concerning these matters.

§ 7.3 Haskell shall perform the IDB Work in compliance with applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities. If Haskell performs IDB Work contrary to applicable laws, statutes, ordinances, codes, rules and regulations, and lawful orders of public authorities, Haskell shall assume responsibility for such IDB Work and shall bear the costs attributable to correction.

§ 7.4 Neither Haskell nor any Contractor or Consultant shall be obligated to perform any act which they believe will violate any applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities. If Haskell determines that implementation of any instruction received from the Owner, including those in the Owner’s Criteria, would cause a violation of any applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of public authorities, Haskell shall notify the Owner in writing. Upon verification by the Owner that a change to the Owner’s Criteria is required to remedy the violation, the Owner and Haskell shall execute a Modification.

§ 7.5 Haskell shall be responsible to the Owner for acts and omissions of Haskell’s employees, Consultants Contractors, their agents and employees, and other persons or entities performing portions of the IDB Work and for whom Haskell is legally responsible.

§ 7.6 General Consultation. Haskell shall schedule and conduct periodic meetings with the Owner to review matters such as procedures, progress, coordination, and scheduling of the IDB Work.

§ 7.7 When applicable law requires that services be performed by licensed professionals, Haskell shall provide those services through qualified, licensed professionals. The Owner understands and agrees that the services of Haskell’s Consultants are performed in the sole interest of, and for the exclusive benefit of, Haskell.

§ 7.8 To the extent specifically required in an Amendment to this Agreement, Haskell, with the assistance of the Owner, shall prepare and file documents required to obtain necessary approvals of governmental authorities having jurisdiction over the Project.

§ 7.9  Progress Reports. Haskell shall keep the Owner informed of the progress and quality of the IDB Work. On a monthly basis, or otherwise as agreed to by the Owner and Haskell, Haskell shall submit written progress reports to the Owner, showing estimated percentages of completion and other information identified below:

.1 IDB Work completed for the period;

.2 IDB Work Contract Schedule Status;

.3 Submittal schedule and status report, including a summary of outstanding Submittals;

.4 Responses to requests for information to be provided by the Owner;

.5 Approved Change Orders and Change Directives;

.6 Pending Change Order and Change Directive status reports;

.7 Tests and inspection reports;

.8 Status report of IDB Work rejected by the Owner;

.9 Status of Claims previously submitted in accordance with Article 17;

.10 Cumulative total of the Cost of the IDB Work to date including Haskell’s compensation and
Reimbursable Expenses, if any;

.11 Current Project cash-flow and forecast reports; and

.12 Additional information as agreed to by the Owner and Haskell.

.13 Haskell’s work force report;

.14 Equipment utilization report; and

.15 Cost summary, comparing actual costs to updated cost estimates.

§ 7.10 IDB Budget. Owner may provide Haskell with Owner’s budget requirements as Haskell proceeds with the Industrial Design Services, and Haskell shall consider such budget requirements in Haskell’s performance of the Industrial Design Services by recommending designs in line with Owner’s budget. Prior to Owner entering into Amendments, Owner may request that Haskell provide Owner with rough order of magnitude estimates for portions of the IDB Work, which shall be provided by Haskell without responsibility for such estimates (unless such estimates are subsequently agreed upon by Haskell and incorporated in a lump sum or GMP Amendment). Any work by Haskell to provide such estimates shall be paid by Owner to Haskell and Owner at such amounts as Haskell and Owner may agree upon. If the parties enter into an Amendment adding IDB Work, Haskell shall prepare for Owner’s review and approval the following IDB Work deliverable:

.1 To the extent the Amendment incorporates a GMP, the GMP shall be the budget for the performance of the IDB Work, current as of the date of publication. The IDB Budget shall be in a form consistent with the AIA G702 Payment Application Schedule of Values attached to the Amendment adding the IDB Work to this Agreement;
.2 The IDB Budget shall use the Construction Specification Institute (“CSI”) numbering and division system;
.3 The IDB Budget shall identify all costs of the IDB Work, including contingency line item amounts agreed upon in the Amendment. Specific portions of the IDB Work shall be segregated by Haskell utilizing the CSI numbering and division system (“IDB Work Packages”). The purpose of the IDB Work Packages is to allow logically connected Industrial Design Services and Industrial Construction Services to proceed discretely and separately from other design services or Industrial Construction Services through the applicable design phases, and to be constructed when permitted by the applicable Government Authority.
§ 7.11 Construction Documents prepared by Haskell as part of the Industrial Design Services shall include or be included with the following: (i) the engineer of record (or other design professional’s) seal thereon, as the drafter of such drawings and specifications, and (ii) a written certification stating that to the best of Haskell’s or the preparer’s knowledge, the Construction Documents conform to Contract Documents as well as the Design Development Documents for the IDB portion of the Project.
§ 7.12 Haskell’s Submittals.
.1 Prior to submission of any Submittals, Haskell shall include as part of the IDB Contract Schedule a schedule for all of its Submittals. The Submittal portion of the IDB Work Contract Schedule shall allow the Owner reasonable time to review Submittals.
.2 By providing Submittals Haskell represents to the Owner that it has (i) reviewed and approved them, (ii) determined and verified materials, field measurements and field construction criteria related thereto, or will do so and (ii) checked and coordinated the information contained within such Submittals with the requirements of the IDB Work and of the Industrial Design-Build Documents.
.3 Haskell shall perform no portion of the IDB Work for which the Industrial Design-Build Documents require Submittals until the Owner has approved the respective Submittal. Any delay in approval by Owner which affects the critical path of the IDB Work Contract Schedule shall entitle Haskell to an equitable adjustment to the Contract Time and Contract Sum.
.4 The IDB Work shall be in accordance with approved Submittals except that Haskell shall not be relieved of its responsibility to perform the IDB Work consistent with the requirements of the Industrial Design-Build Documents. The IDB Work may deviate from the Industrial Design-Build Documents only if Haskell has notified the Owner in writing of a deviation from the Industrial Design-Build Documents at the time of the Submittal and a Modification is executed authorizing the identified deviation. Haskell shall not be relieved of responsibility for errors or omissions in Submittals by the Owner’s approval of the Submittals.
.5 All professional design services or certifications to be provided by Haskell as part of its Industrial Construction Services, including all drawings, calculations, specifications, certifications, shop drawings and other Submittals, shall contain the signature and seal of the licensed design professional preparing them. Submittals related to the IDB Work designed or certified by the licensed design professionals, if prepared by others, shall bear the licensed design professional’s written approval. The Owner, its consultants, and the DB shall be entitled to rely upon the adequacy, accuracy and completeness of the services, certifications or approvals performed by such design professionals.
§ 7.13 Warranty. Haskell warrants to the Owner that materials and equipment furnished by it or those for whom it is responsible pursuant to this Agreement will be of good quality and new unless the Industrial Design-Build Documents require or permit otherwise. Haskell further warrants that the IDB Work will conform to the requirements of the Industrial Design-Build Documents and will be free from defects, except for those inherent in the quality of the IDB Work or otherwise expressly permitted by the Industrial Design-Build Documents. IDB Work, materials, or equipment not conforming to these requirements may be considered defective. Haskell’s warranty excludes remedy for damage or defect caused by abuse or alterations to the IDB Work not executed by Haskell, improper or insufficient maintenance, improper operation, normal wear and tear and normal usage, and any defects and deficiencies in the DB Work. If required by the Owner, Haskell shall furnish satisfactory evidence as to the kind and quality of materials and equipment.
§ 7.14 Approval of Haskell’s Instruments of Service.
.1 The Owner shall have the right to approve, and shall have absolute discretion with respect to, each Instrument of Service, report, comment or other deliverable provided by Haskell pursuant to this Agreement. The Owner may withhold its approval if Owner’s lender’s approval is required and Owner has not obtained such approval (subject to Haskell’s right to claim an extension in the Contract Time for delays).

.2 Within seven (7) Business Days after receipt of the Instrument of Service, report, comment or other deliverable for review, the Owner shall deliver to Haskell any objections it has noted regarding that Instrument of Service, report, comment or other deliverable. The Owner’s objections shall be limited to issues in the Instrument of Service, report, comment or other deliverable that are not consistent with either the Owner’s Criteria or the previous Instrument of Service, report, comment or other deliverable as approved by Owner.
.3 In the event Haskell does not receive the comments, objections, or advice of the Owner within the seven (7) Business Days required in § 7.14.2, Haskell shall provide Owner written Notice describing with specificity the comments, objections or advice of Owner that is required to be delivered by Owner to Haskell. Each day after such Notice shall be considered a Permitted Delay entitling Haskell to an extension of the Contract Time in an amount equal to the total number of days until Owner comments, objections or advice are received. If Owner comments on matters which Owner failed to previously comment upon, then Haskell shall be entitled to an extension of the Contract Time for delays associated therewith, but Haskell acknowledges and agrees that, in the event the Instrument of Service, report, comment or other deliverable submitted for approval includes detail or items not specifically addressed in the previous Instrument of Service, report, comment or other deliverable approved by Owner, or gives further information regarding prior approved Instrument of Service, report, comment or other deliverable (such as details of integration) that reasonably affect the prior approval, Owner shall have reasonable discretion to approve or disapprove of such items.
§ 7.15 Correction of Instruments of Service.
.1 Promptly upon completion of corrections to the Instrument of Service, report, comment or other deliverable in response to the Owner’s objections, Haskell shall deliver, in a time frame which does not materially delay the applicable Project Schedule, a corrected Instrument of Service, report, comment or other deliverable to the Owner, which will “cloud” or note any changes from the previous version of the Instrument of Service, report, comment or other deliverable.
.2 The process and timeframe for the Owner to review and approve the corrections to the Instrument of Service, report, comment or other deliverable shall be the same as that outlined in § 7.14 above for approving Instrument of Service, report, comment or other deliverable.
.3 The foregoing process shall continue until an Instrument of Service, report, comment or other deliverable either (i) no longer requires corrections and has been approved by the Owner or (ii) has not been objected to by the Owner as not conforming to the Owner’s Criteria or the previous Instrument of Service, report, comment or other deliverable, thereby becoming an “Approved Instrument of Service, report, comment or other deliverable.” This process shall be undertaken at each design phase until, ultimately, there is a final set of “for construction” drawings and specifications setting forth in detail the requirements of construction of the Work (the “Construction Documents”). However, any Approved Construction Documents which have been approved and permitted by the required Governmental Authority (“Permitted Construction Documents”) shall not be subject to further review unless such Permitted Construction Documents fail to comply with Applicable Law or are subjected to a Change Order, in which case the provisions of this Agreement governing Change Orders shall control.
.4 The parties acknowledge that certain Instruments of Service, report, comment or other deliverable may be submitted to the approval process at the same time as such Instrument of Service, report, comment or other deliverable are submitted for Governmental Authority approvals, and that any approval by the Owner of a Instrument of Service, report, comment or other deliverable shall be deemed conditioned upon being subject to further review and approval of such Instrument of Service, report, comment or other deliverable if changes are required by Governmental Authorities.
.5 In the event the Owner and Haskell cannot resolve a dispute regarding the Instrument of Service, report, comment or other deliverable, either party may cause such dispute to be resolved in accordance with the Claims process set forth in this Agreement.
§ 7.16 Notification if Instrument of Service, Report, Comment or other Deliverable Does Not Comply With Owner’s Criteria. If Haskell becomes aware that the an Approved Instrument of Service, report, comment or other deliverable (up to and including the Construction Documents) does not comply with the Owner’s Criteria or the Contract Documents, Haskell shall promptly notify the Owner, and provide the Owner with suggestions regarding changes and/

or amendments to the Approved Instrument of Service, report, comment or other deliverable to remedy such noncompliance. No such disclosure shall relieve Haskell from its obligations under this Agreement.
§ 7.17 Contingent Assignment of Agreements.
.1 Each Consultant or Contractor agreement for a portion of the IDB Work is assigned by Haskell to the Owner, subject to the terms thereof and provided that:
.i assignment is effective only after termination of this Agreement by Owner for cause, pursuant to § 16, or after Project Final Completion, and then only for those agreements that the Owner accepts by written notification to Haskell and its Consultants or Contractors whose agreements are accepted for assignment.
.ii [Intentionally Deleted]
.iii When the Owner accepts the assignment of an agreement, the Owner assumes Haskell’s rights and obligations under the agreement.
.iv Upon such assignment, if the IDB Work has been suspended for more than 30 days, the compensation under the assigned agreement shall be equitably adjusted for increases in cost resulting from the suspension and as otherwise may be provided in the assigned agreement.
v. Upon such assignment to the Owner under this §7.17, the Owner may further assign the agreement to a successor design-builder or other entity. If the Owner assigns the agreement to a successor design-builder or other entity, the Owner shall nevertheless remain legally responsible for all of the successor design-builder or other entity’s obligations under the agreement.
.2 Haskell warrants and represents to Owner that it will use good faith efforts to allow no clause in any contract between it and its Consultants or Contractors which acts in any way to frustrate or prevent the intended purpose or outcome of this § 7.17.
§ 7.18 Haskell shall be responsible for inspection of portions of IDB Work already performed to determine that such portions are in proper condition to receive subsequent IDB Work.
§ 7.19 Labor and Materials.
.1 Unless otherwise provided in the Industrial Design-Build Documents, Haskell shall provide and pay for labor, materials, equipment, tools, construction equipment and machinery, water, heat, utilities, transportation, and other facilities and services, necessary for proper execution and completion of the IDB Work, whether temporary or permanent, and whether or not incorporated or to be incorporated in the IDB Work.
.2 When a material or system is specified in the Industrial Design-Build Documents, Haskell may make substitutions only in accordance with Section 7.12.
.3 Haskell shall enforce strict discipline and good order among Haskell’s employees and other persons carrying out the Work. Haskell shall not permit employment of unfit persons or persons not properly skilled in tasks assigned to them.
§ 7.20 Taxes. Haskell shall pay sales, consumer, use and similar taxes, for the IDB Work provided by Haskell, that are legally enacted when the Industrial Design-Build Amendment is executed, whether or not yet effective or merely scheduled to go into effect.
§ 7.21 Permits, Fees, Notices and Compliance with Laws.
.1 To the extent specifically provided in the Industrial Design-Build Documents as Haskell’s responsiblity, Haskell shall secure and pay for the building permit for the IDB Work as well as any other permits, fees, licenses, and inspections by government agencies, necessary for proper execution of the IDB Work and Substantial Completion of the IDB Work of the Project.

.2 Haskell shall comply with and give notices required by applicable laws, statutes, ordinances, codes, rules and regulations, and lawful orders of public authorities, applicable to performance of the IDB Work.
.3 Concealed or Unknown Conditions. If Haskell encounters conditions at the site that are (i) subsurface or otherwise concealed physical conditions that differ materially from those indicated in the Industrial Design-Build Documents or (ii) unknown physical conditions of an unusual nature that differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Industrial Design-Build Documents, Haskell shall promptly provide notice to the Owner before conditions are disturbed and in no event later than 21 days after first observance of the conditions. The Owner shall promptly investigate such conditions and if they do differ materially as provided above and cause an increase or decrease in Haskell’s cost of, or time required for, performance of any part of the Work, Haskell shall be entitled to an equitable adjustment in the Contract Sum or Contract Time, or both. If the Owner believes that the conditions at the site are not materially different from those indicated in the Industrial Design-Build Documents or Design-Build Documents and that no change in the terms of the Contract is justified, the Owner shall promptly notify Haskell in writing, stating the reasons and Owner may make a Claim therefor as provided in Article 17.
§ 7.22 Allowances. Haskell shall include in the Contract Sum in any Amendment adding any IDB Work to this Agreement, any allowances stated in the Industrial Design-Build Documents. Items covered by allowances shall be supplied for such amounts, and by such persons or entities as the Owner may direct, but Haskell shall not be required to employ persons or entities to whom Haskell has reasonable objection. Unless otherwise provided in the Industrial Design-Build Documents:
.1 allowances shall cover the cost to Haskell of materials and equipment delivered at the site, costs for transportation to and unloading and handling at the site, labor and installation costs and all required taxes and insurance, less applicable trade discounts;
.2 Haskell’s, overhead, profit, and other expenses contemplated for stated allowance amounts, shall be included in the Contract Sum but not in the allowances; and
.3 Subject to any Amendment, whenever costs are more than or less than allowances, the Contract Sum shall be adjusted accordingly by Change Order. The amount of the Change Order shall reflect (i) the difference between actual costs and the allowances under § 7.22.1 and (ii) changes in Haskell’s costs under § 7.22.2.
§ 7.23 The Owner shall make selections of materials and equipment with reasonable promptness for allowances requiring Owner selection.
§ 7.24 Key Personnel, Contractors and Suppliers.
.1 Haskell shall not employ personnel, or contract with Consultants, Contractors or suppliers to whom the Owner has made reasonable and timely objection. Haskell shall not be required to contract with anyone to whom Haskell has made reasonable and timely objection.
.2 If Haskell changes any of its personnel, or its Consultants personnel, Contractors or suppliers identified in this Agreement or any Amendment, Haskell shall notify the Owner and provide the name and qualifications of the new personnel, Consultant, Contractor or supplier. The Owner may reply within 14 days to Haskell in writing, stating (i) whether the Owner has reasonable objection to the proposed personnel, Consultant, Contractor or supplier or (ii) that the Owner requires additional time to review. Failure of the Owner to reply within the 14-day period shall constitute notice of no reasonable objection.
.3 Except for those persons or entities already identified or required in any Amendment to this Agreement adding IDB Work, Haskell, as soon as practicable after execution of such Amendment, shall furnish in writing to the Owner the names of persons or entities (including those who are to furnish materials or equipment fabricated to a special design) proposed for each principal portion of the IDB Work. The Owner may reply within 7 days to Haskell in writing stating (i) whether the Owner has reasonable objection to any such proposed person or entity or (ii) that the Owner requires additional time for review. Failure of the Owner to reply within the 7day period shall constitute notice of no reasonable objection.

.4 If the Owner has reasonable objection to a person or entity proposed by Haskell, Haskell shall propose another to whom the Owner has no reasonable objection. If the rejected person or entity was reasonably capable of performing the IDB Work, the Contract Sum and Contract Time shall be increased or decreased by the difference, if any, occasioned by such change, and an appropriate Change Order shall be issued before commencement of the substitute person or entity’s Work. However, no increase in the Contract Sum or Contract Time shall be allowed for such change unless Haskell has acted promptly and responsively in submitting names as required.
§ 7.25 Documents and Submittals at the Site. Haskell shall maintain at the site for the Owner one copy of the Industrial Design-Build Documents and a current set of the Construction Documents, in good order and marked currently to indicate field changes and selections made during construction, and one copy of approved Submittals. Haskell shall deliver these items to the Owner in accordance with § 11.1.5 as a record of the IDB Work as constructed.
§ 7.26 Use of Site. Haskell shall confine operations at the site to areas permitted by applicable laws, statutes, ordinances, codes, rules and regulations, lawful orders of public authorities, and the Industrial Design-Build Documents, and shall not unreasonably encumber the site with materials or equipment.
§ 7.27 Cutting and Patching. Haskell shall not cut, patch or otherwise alter fully or partially completed construction by the Owner or DB except with written consent of the Owner and the DB’s such consent shall not be unreasonably withheld. Haskell shall not unreasonably withhold from the Owner or DB Haskell’s consent to cutting or otherwise altering the IDB Work.
§ 7.28 Cleaning Up. Haskell shall keep the premises and surrounding area free from accumulation of waste materials or rubbish caused by operations under the Contract. At completion of the IDB Work, Haskell shall remove waste materials, rubbish, Haskell’s tools, construction equipment, machinery and surplus materials from and about the Project. If Haskell fails to clean up as provided in the Industrial Design-Build Documents, the Owner may do so and Owner shall be entitled to reimbursement from Haskell.
§ 7.29 Access to Work. Haskell shall provide the Owner, DB and Owner’s other consultants access to the IDB Work in preparation and progress wherever located so long as such access does not unreasonably interfere with Haskell’s work (provided that Haskell understands that other contractors will be on site from time to time and Haskell should incorporate reasonable coordination with such other contractors in Haskell’s schedule). Haskell shall notify the Owner regarding Project safety criteria and programs, which the Owner, Owner’s other consultants, and DB shall comply with while at the site.
§ 7.30 Owner’s Right to Perform Construction and to Award Separate Contracts.
.1 The Owner reserves the right to perform construction or operations related to the Project with the DB, Owner’s own forces, or other forces contracted by Owner; and to award separate contracts in connection with other portions of the Project, or other construction or operations on the Project site, under terms and conditions reasonably similar to this Agreement, including those terms and conditions related to insurance and waiver of subrogation. The Owner shall notify Haskell promptly after execution of any separate contract. Haskell shall have claim against Owner for an adjustment in the Contract Time and Contract Sum arising from any delay or impact caused by the DB or the Owner, or a lack of coordination between the IDB Work and the DB Work not caused by Haskell. If Haskell claims that delay or additional cost is involved because of such action by the Owner, Haskell may make a Claim as provided in Article 17.
.2 The Owner shall provide for coordination of the activities of the DB or Owner’s own forces or other forces contracted by Owner, with Haskell, who shall cooperate with them. Haskell shall participate with the DB or Owner’s own forces or other forces contracted by Owner and the Owner in reviewing and conforming all construction schedules to facilitate this coordination effort.
§ 7.31 Mutual Responsibility.
.1 Owner shall ensure that the DB shall afford Haskell reasonable opportunity for introduction and storage of Haskell’s materials and equipment and performance of Haskell’s activities, and that the DB shall connect and coordinate Haskell’s construction and operations with theirs as required by the Industrial Design-Build Documents.

.2 If part of Haskell’s IDB Work depends upon construction or operations by the DB and Haskell becomes aware of any defects or discrepancies in the DB Work that affect the IDB Work, Haskell shall, prior to proceeding with that portion of the IDB Work, prepare a written report to the Owner, identifying apparent discrepancies or defects in the construction or operations by the DB that would render it unsuitable for proper execution and results of Haskell’s IDB Work.
.3 Haskell shall be entitled to an adjustment to the Contract Time and Contract Sum for costs and delays Haskell incurs that are due DB’s delays, improperly timed activities or defective construction.
.4 Haskell shall promptly remedy damage Haskell wrongfully causes to completed or partially completed construction or to property of the Owner, the DB.
.5 The Owner and DB shall have the same responsibilities for cutting and patching the IDB Work as Haskell has with respect to the construction of the Owner, DB or Owner’s own forces or other forces contracted by Owner.
§ 7.32 Owner’s Right to Clean Up. If a dispute arises among Haskell, the DB or Owner’s own forces or other forces contracted by Owner and the Owner as to the responsibility under their respective contracts for maintaining the premises and surrounding area free from waste materials and rubbish, the Owner may clean up and will allocate the cost among those responsible.
ARTICLE 8 INDEMNIFICATION, INSURANCE, ROYALTIES, PATENTS AND COPYRIGHTS.
§ 8.1  Royalties, Patents and Copyrights.

.1 To the extent provided by the Industrial Design-Build Documents, Haskell shall pay all royalties and license fees.

.2 Haskell shall defend suits or claims for infringement of copyrights and patent rights and shall hold the Owner and its separate contractors and consultants harmless from loss on account thereof, but shall not be responsible for such defense or loss when a particular design, process or product of a particular manufacturer or manufacturers is required by the Owner, or where the copyright violations are required in the Owner’s Criteria. However, if Haskell has reason to believe that the design, process or product required in the Owner’s Criteria is an infringement of a copyright or a patent, Haskell shall be responsible for such loss unless such information is promptly furnished to the Owner. If the Owner receives notice from a patent or copyright owner of an alleged violation of a patent or copyright, attributable to Haskell, the Owner shall give prompt written notice to Haskell.

§ 8.2  Indemnification and Insurance.

.1 Professional Services Claim Indemnity.

i. To the fullest extent permitted by law, Haskell agrees to indemnify and hold harmless Owner, Owner’s officers, directors, members, partners, affiliates, agents and employees (“Indemnitees”) from and against all claims, damages, losses and expenses (including but not limited to attorney’s fees, court costs and expert fees) asserted against Indemnitees by parties other than Haskell or its employees, arising or alleged to arise out of any deviation from the applicable professional standard of care during the provision of the Industrial Design Services by Haskell, its employees, consultants, or others for whom Haskell may be legally liable (“Haskell Parties”), whether such deviations from the professional standard of care are alleged to be negligence, professional negligence, negligent acts, errors or omissions, willful misconduct or breach of this Agreement by Haskell, but only to the extent caused in whole or in part by the Haskell Parties.

ii. IF THE CLAIMS, ETC. ARE CAUSED IN PART BY HASKELL PARTIES, AND ALSO IN PART BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OR ALL OF THE INDEMNITEES OR ANY OTHER THIRD PARTY, THEN HASKELL SHALL ONLY INDEMNIFY ON A COMPARATIVE BASIS, AND ONLY FOR THE AMOUNT FOR WHICH

THEY ARE FOUND LIABLE AND NOT FOR ANY AMOUNT FOR WHICH ANY OR ALL INDEMNITEES OR OTHER THIRD PARTIES ARE LIABLE.

.2 Non-Professional Services Claim Indemnity.

i. To the fullest extent permitted by law, and except as set out in §§ 8.2.1 above and 8.2.3 below, Haskell agrees to defend, indemnify, and hold harmless Indemnitees from and against claims, damages, losses and expenses (including but not limited to bodily injury or death of any person or property damage, including use of property, reasonable attorney’s fee, expert fees and other defense costs) asserted against Indemnitees by parties other than Haskell or its employees, arising out of or resulting from any negligent act, error or omission willful misconduct or breach of contract alleged or alleged to arise out of or in any way related to the performance of non-professional services pursuant to this Agreement by Haskell Parties, but only to the extent caused by, in whole or in part the Haskell Parties.

ii. IF THE CLAIMS, ETC. ARE CAUSED IN PART BY HASKELL PARTIES, AND ALSO IN PART BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OR ALL OF THE INDEMNITEES OR ANY OTHER THIRD PARTY, THEN HASKELL SHALL ONLY INDEMNIFY ON A COMPARATIVE BASIS, AND ONLY FOR THE AMOUNT FOR WHICH THEY ARE FOUND LIABLE AND NOT FOR ANY AMOUNT FOR WHICH ANY OR ALL INDEMNITEES OR OTHER THIRD PARTIES ARE LIABLE.

.3 EMPLOYEE INJURY.

i. NOTWITHSTANDING THE FOREGOING, TO THE FULLEST EXTENT PERMITTED BY LAW, HASKELL SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS INDEMNITEES FROM AND AGAINST ALL CLAIMS, DAMAGES, LOSSES AND EXPENSES (INCLUDING BUT NOT LIMITED TO REASONABLE ATTORNEY’S FEES, EXPERT FEES AND OTHER DEFENSE COSTS) ARISING OUT OF OR RESULTING FROM BODILY INJURY TO, OR SICKNESS, DISEASE OR DEATH OF, ANY EMPLOYEE, AGENT OR REPRESENTATIVE OF HASKELL OR ANY HASKELL PARTIES, REGARDLESS OF WHETHER SUCH CLAIM, DAMAGE, LOSS OR EXPENSE IS CAUSED, OR IS ALLEGED TO BE CAUSED, IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY INDEMNITEE OR OTHER THIRD PARTY, IT BEING THE EXPRESSED INTENT OF HASKELL AND OWNER THAT IN SUCH EVENT HASKELL IS TO INDEMNIFY, DEFEND, AND HOLD HARMLESS THE INDEMNITEES FROM THE CONSEQUENCES OF INDEMNITEES’ OWN NEGLIGENCE, WHETHER IT IS OR IS ALLEGED TO BE THE SOLE OF CONCURRENT CAUSE OF THE BODILY INJURY, SICKNESS, DISEASE OR DEATH OF HASKELL’S EMPLOYEE OR THE EMPLOYEE OF ANY HASKELL PARTIES.

ii. The indemnification obligations under this §8.2.3 shall not be limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Haskell under workers compensation acts, disability benefit acts or other employee benefit acts; provided, however, that Haskell’s obligation to indemnify the Owner pursuant to the foregoing paragraph for Owner’s own negligence shall be subject to coverage of such claim by Haskell’s insurance coverage.

.4    Owner’ Indemnity. To the fullest extent permitted by law, and except as set forth below, Owner agrees to defend, indemnify, and hold harmless Haskell, Haskell’s officers, directors, members, partners, affiliates, agents and employees (the “Haskell Indemnitees”) from and against claims, damages, losses and expenses (including but not limited to bodily injury or death of any person or property damage, including use of property, reasonable attorney’s fee, expert fees and other defense costs) asserted against Haskell Indemnitees by parties other than Owner or its employees, arising out of or resulting from any negligent act, error or omission willful misconduct or breach of contract alleged or alleged to arise out of or in any way related to the performance of Owner’s obligations pursuant to this Agreement by Owner, its employees, consultants, or others for whom Owner may be legally liable (“Owner Parties”), but only to the extent caused by, in whole or in part the Owner Parties. IF THE CLAIMS, ETC. ARE CAUSED IN PART BY OWNER PARTIES, AND ALSO IN PART BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY OR ALL OF THE

INDEMNITEES OR ANY OTHER THIRD PARTY, THEN OWNER SHALL ONLY INDEMNIFY ON A COMPARATIVE BASIS, AND ONLY FOR THE AMOUNT FOR WHICH THEY ARE FOUND LIABLE AND NOT FOR ANY AMOUNT FOR WHICH ANY OR ALL HASKELL INDEMNITEES OR OTHER THIRD PARTIES ARE LIABLE.

§ 8.3 Haskell’s Insurance. Haskell shall purchase and maintain insurance required of Haskell as set forth in Exhibit 1.

ARTICLE 9  CHANGES IN THE WORK

§ 9.1  General.

.1 Changes in the IDB Work may be accomplished after execution of the Contract, and without invalidating the Contract, by Change Order or Change Directive, subject to the limitations stated in this Article 9 and elsewhere in the Industrial Design-Build Documents.

.2 A Change Order shall be based upon agreement between the Owner and Haskell. The Owner may issue a Change Directive without agreement by Haskell but only for changes within the general scope of the IDB Work as provided below.

.3 Changes in the IDB Work shall be performed under applicable provisions of the Industrial Design-Build Documents, and Haskell shall proceed promptly, unless otherwise provided in the Change Order or Change Directive.

§ 9.2  Change Orders. A Change Order is a written instrument signed by the Owner and Haskell stating their agreement upon all of the following:

.1 The change in the IDB Work;

.2 The amount of the adjustment, if any, in the Contract Sum or the adjustment in Haskell’s compensation; and

.3 The extent of the adjustment, if any, in the Contract Time.

§ 9.3  Change Directives.

.1 A Change Directive is a written order signed by the Owner directing a change in the IDB Work prior to agreement on adjustment, if any, in the Contract Sum and the Contract Time; provided that a Construction Change Directive may not be issued prior to execution of an Amendment to this Agreement. The Owner may by Change Directive, without invalidating the Contract, order changes in the IDB Work within the general scope of the Contract consisting of additions, deletions or other revisions. In the event of any Change Directive Haskell shall be entitled to an equitable adjustment in the Contract Sum and the Contract Time.

.2 A Change Directive shall be used in the absence of total agreement on the terms of a Change Order.

.3 If the Change Directive is issued the adjustment to the Contract Sum shall be based on one of the following methods:

i. Mutual acceptance of a lump sum properly itemized and supported by sufficient substantiating data to permit evaluation;

ii. Unit prices stated in the Industrial Design-Build Documents or subsequently agreed upon;

iii. Cost to be determined in a manner agreed upon by the parties and a mutually acceptable fixed or percentage fee; or

iv. As provided in § 9.3.7.

.4 If unit prices are stated in the Industrial Design-Build Documents or subsequently agreed upon, and if quantities originally contemplated are materially changed in a proposed Change Order or Change Directive so that application of such unit prices to quantities of IDB Work proposed will cause substantial inequity to the Owner or Haskell, the applicable unit prices shall be equitably adjusted.

.5 Upon receipt of a Change Directive, Haskell shall promptly proceed with the change in the IDB Work involved and advise the Owner of Haskell’s agreement or disagreement with the method, if any, provided in the Change Directive for determining the proposed adjustment in the Contract Sum or Contract Time.

.6 A Change Directive signed by Haskell indicates Haskell’s agreement therewith, including adjustment in Contract Sum or the adjustment in Haskell’s compensation, and Contract Time or the method for determining them. Such agreement shall be effective immediately and shall be recorded as a Change Order.

.7 If Haskell does not respond promptly or disagrees with the method for adjustment in the Contract Sum or the Contract Time, Haskell may submit a claim under Article 17 below and Haskell shall keep and present, in such form as the Owner may reasonably prescribe, an itemized accounting of its costs together with appropriate supporting data. Unless otherwise provided in the Design-Build Documents, costs for the purposes of this § 9.3.7 may include, without limitation, the following:

i. Additional costs of professional services;

ii. Costs of labor, including social security, unemployment insurance, fringe benefits required by agreement or custom, and workers’ compensation insurance;

iii. Costs of materials, supplies and equipment, including cost of transportation, whether incorporated or consumed;

iv. Rental costs of machinery and equipment, exclusive of hand tools, whether rented from Haskell or others;

v. Costs of premiums for all bonds and insurance, permit fees, and sales, use or similar taxes related to the IDB Work;

vi. Additional costs of supervision and field office personnel directly attributable to the change; and

vii. In the case of an increase, overhead and profit as set forth in this Agreement or if no such amount is set forth in this Agreement a reasonable amount.

.8 The amount of credit to be allowed by Haskell to the Owner for a deletion or change that results in a net decrease in the Contract Sum shall be actual net cost. When both additions and credits covering related Work or substitutions are involved in a change, the allowance for overhead and profit shall be figured on the basis of net increase, if any, with respect to that change.

.9 Pending final determination of the total cost of a Change Directive to the Owner, Haskell may request payment for IDB Work completed under the Change Directive in Applications for Payment. The Owner will make an interim determination for purposes of certification for payment for those costs deemed to be reasonably justified. The Owner’s interim determination of cost shall adjust the Contract Sum on the same basis as a Change Order, subject to the right of Haskell to disagree and assert a Claim in accordance with Article 17.

.10 When the Owner and Haskell agree with a determination concerning the adjustments in the Contract Sum and Contract Time, or otherwise reach agreement upon the adjustments, such agreement shall be effective immediately and the Owner and Haskell shall execute a Change Order. Change Orders may be issued for all or any part of a Change Directive.

ARTICLE 10  OWNER’S RESPONSIBILITIES.

§ 10.1  General.

.1 The Owner shall designate in writing a representative who shall have express authority to bind the Owner with respect to all Project matters requiring the Owner’s approval or authorization.

.2 The Owner shall render decisions in a timely manner and in accordance with Haskell’s schedule agreed to by the Owner. The Owner shall furnish to Haskell, within 15 days after receipt of a written request, information necessary and relevant for Haskell to evaluate, give notice of or enforce mechanic’s lien rights. Such information shall include a correct statement of the record legal title to the property on which the Project is located, usually referred to as the site, and the Owner’s interest therein.

§ 10.2  Information and Services Required of the Owner.

.1 The Owner shall furnish information or services required of the Owner by the Industrial Design-Build Documents with reasonable promptness.

.2 The Owner shall provide, to the extent under the Owner’s control and if not required by the Industrial Design-Build Documents to be provided by Haskell, the results and reports of prior tests, inspections or investigations conducted for the Project involving structural or mechanical systems; chemical, air and water pollution; hazardous materials; or environmental and subsurface conditions and information regarding the presence of pollutants at the Project site. Upon receipt of a written request from Haskell, the Owner shall also provide surveys describing physical characteristics, legal limitations and utility locations for the site of the Project, and a legal description of the site under the Owner’s control.

.3 The Owner shall promptly obtain easements, zoning variances, and legal authorizations or entitlements regarding site utilization where essential to the execution of the Project.

.4 The Owner shall cooperate with Haskell in securing building and other permits, licenses and inspections.

.5 The services, information, surveys and reports required to be provided by the Owner under the Contract, shall be furnished at the Owner's expense, and except as otherwise specifically provided in this Agreement or elsewhere in the Industrial Design-Build Documents, Haskell shall be entitled to rely upon the accuracy and completeness thereof. In no event shall Haskell be relieved of its responsibility to exercise proper precautions relating to the safe performance of the Work.

.6 If the Owner observes or otherwise becomes aware of a fault or defect in the IDB Work or non-conformity with the Design-Build Documents, the Owner shall give prompt written notice thereof to Haskell.

.7 Prior to the execution of any Amendment, Haskell may request in writing that the Owner provide reasonable evidence that the Owner has made financial arrangements to fulfill the Owner’s obligations under the Industrial Design-Build Documents and Haskell’s Proposal. Thereafter, Haskell may only request such evidence if (i) the Owner fails to make payments to Haskell as the Industrial Design-Build Documents require; (ii) a change in the IDB Work materially changes the Contract Sum; or (iii)  Haskell identifies in writing a reasonable concern regarding the Owner’s ability to make payment when due. The Owner shall furnish such evidence as a condition precedent to commencement or continuation of the IDB Work or the portion of the Work affected by a material change. After the Owner furnishes the evidence, the Owner shall not materially vary such financial arrangements without prior notice to Haskell.

.8 Except as otherwise provided in the Industrial Design-Build Documents or when direct communications have been specially authorized, the Owner shall communicate through Haskell with persons or entities employed or retained by Haskell.

.9 Unless required by the Industrial Design-Build Documents to be provided by Haskell, the Owner shall, upon request from Haskell, furnish the services of geotechnical engineers or other consultants for investigation of subsurface, air and water conditions when such services are reasonably necessary to properly carry out the design services furnished by Haskell. In such event, Haskell shall specify the services required. Such services may include, but are not limited to, test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, ground corrosion and resistivity tests, and necessary operations for anticipating subsoil conditions. The services of geotechnical engineer(s) or other consultants shall include preparation and submission of all appropriate reports and professional recommendations.

.10 The Owner shall purchase and maintain builders risk insurance and such other insurance required of Owner as set forth in Exhibit 1.

§ 10.3  Submittals.

.1 The Owner shall review and approve or take other appropriate action on Submittals. Review of Submittals is not conducted for the purpose of determining the accuracy and completeness of other details, such as dimensions and quantities; or for substantiating instructions for installation or performance of equipment or systems; or for determining that the Submittals are in conformance with the Industrial Design-Build Documents, all of which remain the responsibility of Haskell as required by the Industrial Design-Build Documents. The Owner’s action will be taken in accordance with the submittal schedule approved by the Owner or, in the absence of an approved submittal schedule, with reasonable promptness while allowing sufficient time in the Owner’s judgment to permit adequate review. The Owner’s review of Submittals shall not relieve Haskell of the obligations under Sections 7.2, 7.12, and 7.14. The Owner’s review shall not constitute approval of safety precautions or, unless otherwise specifically stated by the Owner, of any construction means, methods, techniques, sequences or procedures. The Owner’s approval of a specific item shall not indicate approval of an assembly of which the item is a component.

.2 Upon review of the Submittals required by the Industrial Design-Build Documents, the Owner shall notify Haskell of any non-conformance with the Industrial Design-Build Documents the Owner discovers.

.3 Visits to the site by the Owner shall not be construed to create an obligation on the part of the Owner to make on-site inspections to check the quality or quantity of the IDB Work. The Owner shall neither have control over or charge of, nor be responsible for, the construction means, methods, techniques, sequences or procedures, or for the safety precautions and programs in connection with the IDB Work, because these are solely Haskell’s rights and responsibilities under the Industrial Design-Build Documents.

§ 10.4 The Owner shall not be responsible for Haskell’s failure to perform the IDB Work in accordance with the requirements of the Industrial Design-Build Documents. The Owner shall not have control over or charge of, and will not be responsible for acts or omissions of Haskell, the Consultants, Contractors, or their agents or employees, or any other persons or entities performing portions of the IDB Work for Haskell.

§ 10.5 The Owner has the authority to reject IDB Work that does not conform to the Industrial Design-Build Documents. The Owner shall have authority to require inspection or testing of the IDB Work in accordance with Section 18.5, whether or not such IDB Work is fabricated, installed or completed. However, neither this authority of the Owner nor a decision made in good faith either to exercise or not to exercise such authority shall give rise to a duty or responsibility of the Owner to Haskell, the Architect, Consultants, Contractors, material and equipment suppliers, their agents or employees, or other persons or entities performing portions of the IDB Work.

§ 10.6 The Owner shall be entitled to verify the dates of Substantial Completion and Final Completion.

§ 10.7  Owner’s Right to Stop Work. If Haskell fails to correct IDB Work which is not in accordance with the requirements of the Industrial Design-Build Documents as required by 14.2 persistently fails to carry out Work in accordance with the Industrial Design-Build Documents, the Owner may issue a written order to Haskell to stop the IDB Work, or any portion thereof, until the cause for such order has been eliminated; however, the right of the Owner to stop the IDB Work shall not give rise to a duty on the part of the Owner to exercise this right for the benefit of Haskell or any other person or entity, except to the extent required by Section 7.30.

§ 10.8  Owner’s Right to Carry Out the Work. If Haskell defaults or neglects to carry out the IDB Work in accordance with the Industrial Design-Build Documents and fails within a ten-day period after receipt of written notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness, the Owner may, without prejudice to other remedies the Owner may have, correct such deficiencies. In such case, an appropriate Change Order shall be issued deducting from payments then or thereafter due Haskell the reasonable cost of correcting such deficiencies. If payments then or thereafter due Haskell are not sufficient to cover such amounts, Haskell shall pay the difference to the Owner.

ARTICLE 11  TIME

§ 11.1  Progress and Completion.

.1 Commencement of Work. The Owner and Haskell shall perform their respective obligations as expeditiously as is consistent with reasonable skill and care and the orderly progress of the Project. Upon entering into an Amendment, Haskell shall commence the IDB Work set forth in the Amendment on the date set forth in the Amendment or if not stated in the Amendment within (1) Business Day after the Owner delivers a written notice to proceed (“Notice to Proceed”). Haskell and/or the Owner, as appropriate, shall file a Notice to Proceed with the construction of the Project in the appropriate land records, if required by Applicable Law or Owner. If Industrial Construction Services are added to this Agreement by Amendment, it is anticipated that Haskell and Owner will define various completion milestones for the Industrial Construction Services in the Amendment, such as mechanical completion and commercial operation. The term “Substantial Completion” as used in this Agreement may be further defined in an Amendment by reference to any definitions of mechanical completion and commercial operation that the parties may agree upon in an Amendment (to the extent specifically set forth in an Amendment). Haskell and Owner further acknowledge that the IDB Work may be constructed in various phases and that there may be completion requirements by phase.

.2 Substantial Completion of IDB Work. Prior to Substantial Completion of the IDB Work, the following procedure for creating a Punch List, shall take place:
i. Haskell shall be responsible for coordination of any activity within its scope of work as necessary for the successful achievement of any IDB Work Substantial or Final Completion deadline in the Project Schedule, including those deadlines relating to temporary or permanent certificate of occupancy (if specifically set forth in an Amendment).
ii. The Owner and Haskell shall inspect the IDB Work portion of the Project prior to the date of Substantial Completion and identify all Punch List Work, including cost estimates for completion of each item, in accordance with the Industrial Design-Build Documents (“Punch List”). The Owner and Haskell shall produce a Punch List no later than 30 days prior to the date of Substantial Completion, as set forth in the Project Schedule.
iii. “Punch List Work” shall mean IDB Work which is of a minor nature, or otherwise permitted to be completed after the date of Substantial Completion pursuant to the Project Schedule and the Contract Documents, the non-completion of which will not unreasonably interfere with or disrupt (i) the safe operation and use thereof by Owner without material disruption by the contractors performing such minor Work, or (ii) the issuance of any temporary or permanent certificate of occupancy.
.3 In order for the IDB Work to achieve “Substantial Completion,” all of the following shall have occurred:
i. all requirements for Substantial Completion as may be set forth in an Amendment shall have been satisfied (which may include the concepts of mechanical completion and/or commercial operation as provided in §11.1.1 above);
ii. the Punch List for the IDB Work portion of the Project has been delivered to and approved by the Owner (which approval by Owner shall not be unreasonably withheld, conditioned or delayed);
iii. the Owner has been provided with certified copies (and, to the extent that certified copies are not available, complete copies) of all permits that are Haskell’s responsibility under the Industrial Design-Build Documents;
vi. the Design-Builder has executed and delivered to the Owner and Owner’s lender a certificate evidencing that the insurance required by the Contract Documents to remain in force after any date of Substantial Completion is currently in effect and will not be canceled or allowed to expire until at least thirty (30) days prior written notice has been given to the Owner and further certifying that Haskell knows of no substantial reason that such insurance required will not be renewable to cover the period required by the Contract Documents; and

.4 Partial Occupancy or Use. The Owner may occupy or use any completed or partially completed portion of the IDB Work at any stage when such portion is designated by separate agreement with Haskell, provided such occupancy or use is consented to, by endorsement or otherwise, by the insurer providing property insurance and authorized by public authorities having jurisdiction over the Project. Such partial occupancy or use may commence whether or not the portion is substantially complete, provided the Owner and Haskell have accepted in writing the responsibilities assigned to each of them for payments, retainage, if any, security, maintenance, heat, utilities, damage to the Work and insurance, and have agreed in writing concerning the period for correction of the Work and commencement of warranties required by the Design-Build Documents. When Haskell considers a portion substantially complete, Haskell shall prepare and submit a list to the Owner as provided under § 11.1.2. Consent of Haskell to partial occupancy or use shall not be unreasonably withheld. The stage of the progress of the IDB Work shall be determined by written agreement between the Owner and Haskell.

i. Immediately prior to such partial occupancy or use, the Owner and Haskell shall jointly inspect the area to be occupied or portion of the IDB Work to be used in order to determine and record the condition of the IDB Work.

ii. Unless otherwise agreed upon, partial occupancy or use of a portion or portions of the IDB Work shall not constitute acceptance of IDB Work not complying with the requirements of the Industrial Design-Build Documents.

.5 Final Completion and Final Payment.  Upon receipt of Haskell’s written notice that the IDB Work is ready for final inspection and acceptance and upon receipt of a final Application for Payment, the Owner will promptly make such inspection. When the Owner finds the Work acceptable under the Design-Build Documents and the Contract fully performed (other than warranty work or other obligations to be performed after the IDB Work is complete), the Owner will promptly issue a final Certificate for Payment. Final Payment shall be made after the achievement of Final Completion, on or before the day that is ten (10) days after the expiration of thirty (30) days after the filing of the Affidavit of Completion identified in Section 11.1.6(v) below. Owner shall prepare and file such Affidavit of Completion within seven (7) days after all IDB Work has been completed. The parties acknowledge that the IDB Work may be completed in phases or separate work projects as may be described in one or more Amendments to this Agreement and that each such phase or separate work project shall be considered a separate contract for purposes of any such Affidavit of Completion, such that there may be multiple Final Payments to Haskell under this Agreement.

i.	The making of final payment shall constitute a waiver of Claims by the Owner except those arising from:

a.  liens, Claims, security interests or encumbrances arising out of the Contract and unsettled;

b.  failure of the IDB Work to comply with the requirements of the Industrial Design-Build Documents; or

c.  terms of special warranties required by the Industrial Design-Build Documents.

ii. Acceptance of final payment by the Haskell shall constitute a waiver of claims by Haskell except those previously made in writing and identified by Haskell as unsettled at the time of final Application for Payment.

.6 “Final Completion” shall be achieved by the date following the occurrence of Substantial Completion on which each of the following has occurred:
i. the Substantial Completion of the IDB Work portion of the Project has occurred;
ii. all Punch List Work has been certified by Haskell to have been completed in accordance with the Industrial Design-Build Documents;
iii. any Corrective Work previously identified shall have been completed in accordance with the Construction Documents, or if not so completed, the performance thereof will not (a) interfere with,

impair, or disrupt the safe and lawful operation of the Project or (b) prevent the issuance, reissuance, or renewal of or cause the failure, revocation, or lapse of a Temporary or Permanent Certificate of Occupancy for the Project. Any other Corrective Work identified on or after the date of Final Completion shall be deemed Work to be performed under Warranties;
iv. [Intentionally Deleted];
v. the IDB Work has been completed to the point that Owner may file an Affidavit of Completion as described in Section 53.106 of the Texas Property Code (the “Affidavit of Completion”) in the appropriate land records;
vi. [Intentionally Deleted];
vii. Owner shall have received final mechanic and materialmen’s lien releases and waivers (in compliance with the requirements of Chapter 53 of the Texas Property Code) subject only to final amounts due, executed by Haskell, and all appropriate Contractors and Consultants who have provided in the aggregate more than $10,000 of Services, labor, materials or other components of the IDB Work or who have performed IDB Work within the statutory period for filing Liens, waiving and releasing all claims for damages including, claims of lien, and Liens against the Owner, Owner’s lender and the Project;
viii. the Owner and the LENDER shall have received a certificate executed by Haskell and an affidavit executed by an authorized officer of Haskell and other obligations connected with the IDB Work (less Retainage) have been paid or otherwise satisfied and that no Liens have been filed in connection therewith, that have neither been removed nor been secured by a surety loan acceptable to Owner;
ix. Haskell shall have delivered to the Owner an Installation Certificate for the balance of the IDB Work not included in the Installation Certificate delivered at any Project Substantial Completion;
x. Haskell shall have certified to the Owner the Project is fully operational, and fully equipped in accordance with the Industrial Design-Build Documents;
xi. Haskell shall have certified to the Owner that the Project has been fully completed in accordance with the Owner’s Criteria and the Industrial Design-Build Documents;
xii. four (4) originals of “as-built” plans of the IDB portion of the Project have been delivered to the Owner, signed and sealed by the Architect;
xiii. [Intentionally Deleted]
xiv. no Consultants or contractors of Haskell shall be present on the Project, unless performing warranty Work consistent with item (3) above; and
xv. a certificate evidencing that insurance required by the Design-Build Documents to remain in force after Final Payment is currently in effect, and a written statement that Haskell knows of no reason that the insurance will not be renewable to cover the period required by the Industrial Design-Build Documents.
xvi. Haskell has submitted to Owner all manufacturer’s warranties, product data and maintenance and operations manuals; and
xvii. Owner has inspected and provided written approval of the IDB Work for Final Completion.
§11.2 Time of the Essence. Time limits and time durations stated in the Contract Documents are of the essence for Haskell’s completion of the IDB Work. Haskell warrants and represents to Owner that no action or inaction on the part of Owner in relation to the Project shall constitute a waiver of this “time is of the essence” provision.

§11.3 Haskell guarantees to Owner that the IDB Work of the Project shall reach Substantial Completion, as that term is described herein, in strict accordance with the deadlines set forth in the Project Schedule. Haskell guarantees to Owner that the IDB Work of the Project shall reach Final Completion, as that term is described herein, in strict accordance with the deadlines set forth in the Project Schedule.
§11.4 [Intentionally Deleted]
§11.5 Permitted Delays. Haskell will be entitled to an extension of the Contract Time for the following delays (“Permitted Delays”): for any circumstance providing for an extension as set forth in this Agreement, for any delays in Haskell’s work and activities outside of Haskell’s reasonable control, and/or if Haskell, is delayed at any time in the progress of the IDB Work by reason of:
.1 Change Orders agreed to by Owner; or
.2 Construction Change Directives.
.3 Haskell shall bear the burden to provide Notice of any event that potentially entitles Haskell to an extension of the Contract Time, and for compliance with all other aspects of proving such entitlement. The length of the Permitted Delay shall be limited to the impact of the delay to the critical path of the Project based upon the Project Schedule.
.4 Haskell shall not be entitled to any damages for a Permitted Delay except as set forth in subsection .5 below or elsewhere in this Agreement. Haskell shall not be entitled to recover any compensation for additional home office overhead as a result of any Permitted Delay.
.5 Haskell shall be entitled to recover extended general conditions as a result of any Permitted Delay, at the same General Condition daily rate used in the calculation of the Contract Sum.
§11.6 Liquidated Damages for Delay.
.1 Substantial Completion. Any Amendment may include provisions for liquidated damages. The Owner may offset such liquidated damages against amounts otherwise owed Haskell.
.2 [Intentionally Deleted]
.3 Liquidated Damages Provisions Reasonable. The Owner and Haskell agree that actual damages the Owner would incur in the event the Project does not meet by any liquidated damages deadlines set forth in an Amendment would be difficult or impossible to ascertain, which damages could include, for example, personnel and overtime costs, transportation costs, consultant fees, governmental fees, storage costs, portable rental costs, loss of use, loss of rent, loss of Project revenues, and lost opportunities. Consequently, the parties agree that any liquidated damages provided for in this Agreement with respect to each such circumstances are a reasonable estimate of loss and are intended to place the Owner in the same economic position as it would have been in had the circumstance not occurred, and are not a penalty. Such liquidated damages are Owner’s sole and exclusive damage remedy for any delays by Haskell under this Agreement (other than Section 11. 7 below) or for any other default that the liquidated damages remedy is intended to address.
§11.7 Schedule or Delay Recovery. Should Haskell fail to meet any scheduled milestone date or duration as shown on the Project Schedule, Haskell shall submit at its own expense within ten (10) days of Owner’s request, a schedule reflecting the Haskell plan to bring the Project back into compliance with the Project Schedule (“Recovery Schedule”). If Haskell progress indicates to Owner that any portion of the IDB Work will not be Substantially Completed by the date of Substantial Completion as shown on the Project Schedule, Haskell shall, without change to the GMP, increase its work force and/or working hours to bring the actual completion dates of the activities into conformance with the Project Schedule. The foregoing shall in no way act to exclude any other right or remedy available to Owner under Section 11.6 above.
ARTICLE 12  PAYMENT APPLICATIONS AND PROJECT COMPLETION.

§ 12.1  Schedule of Values. As set forth above, Haskell, prior to the first Application for Payment after execution of an Amendment shall submit to the Owner a schedule of values allocating the entire Contract Sum to the various portions of the IDB Work and prepared in compliance with Section 7.10 and supported by such data to substantiate its accuracy as the Owner may require, and as specified above. This schedule, unless objected to by the Owner, shall be used as a basis for reviewing Haskell’s Applications for Payment.

§ 12.2  Applications for Payment.

.1 At least ten days before the date established for each progress payment, Haskell shall submit to the Owner an itemized Application for Payment for completed portions of the IDB Work. The application shall be notarized, if required, and supported by data substantiating Haskell’s right to payment as the Owner may require, such as copies of requisitions from the Consultants, Contractors, and material suppliers, and shall reflect retainage if provided for in the Design-Build Documents; provided that retainage shall not be withheld on the Industrial Design Services.

i.	All Applications for Payment shall deduct ten percent (10%) of the value of the “work” as that term is used in § 53.101 of the Texas Property Code as statutory retainage.

ii.
Owner shall be entitled to withhold from any interim or progress payment ten percent (10%) of the value of the “work” as that term is used in § 53.101 of the Texas Property Code as statutory retainage.

iii.	Statutory retainage shall be paid by Owner to Haskell, as set forth in Section 11.1.5 above.

.2 As provided in Section 9.3.9, Applications for Payment may include requests for payment on account of changes in the IDB Work that have been properly authorized by Change Directives, or by interim determinations of the Owner, but not yet included in Change Orders.

i. Applications for Payment shall not include requests for payment for portions of the IDB Work for which Haskell does not intend to pay the Consultant, Contractor, material supplier, or other persons or entities providing services or work for Haskell, unless such IDB Work has been performed by others whom Haskell intends to pay.

.3 Unless otherwise provided in the Industrial Design-Build Documents, payments shall be made for services provided as well as materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work. If approved in advance by the Owner, payment may similarly be made for materials and equipment suitably stored off the site at a location agreed upon in writing. Payment for materials and equipment stored on or off the site shall be conditioned upon compliance by Haskell with procedures satisfactory to the Owner to establish the Owner’s title to such materials and equipment or otherwise protect the Owner’s interest, and shall include the costs of applicable insurance, storage and transportation to the site for such materials and equipment stored off the site.

i. Haskell warrants that title to all IDB Work, other than Instruments of Service, covered by an Application for Payment will pass to the Owner no later than the time of payment. Haskell further warrants that, upon submittal of an Application for Payment, all IDB Work for which Certificates for Payment have been previously issued and payments received from the Owner shall, to the best of Haskell’s knowledge, information and belief, be free and clear of liens, claims, security interests or encumbrances in favor of Haskell, Consultants, Contractors, material suppliers, or other persons or entities entitled to make a claim by reason of having provided labor, materials and equipment relating to the IDB Work.

§ 12.3  Certificates for Payment. The Owner shall, within seven days after receipt of Haskell’s Application for Payment, issue to Haskell a Certificate for Payment indicating the amount the Owner determines is properly due, and notify Haskell in writing of the Owner’s reasons for withholding certification in whole or in part as provided in Section 12.4.

§ 12.4  Decisions to Withhold Certification.

.1 The Owner may withhold a Certificate for Payment in whole or in part to the extent reasonably necessary to protect the Owner due to the Owner’s determination that the IDB Work has not progressed to the point indicated in Haskell’s Application for Payment, or the quality of the IDB Work is not in accordance with the Industrial Design-Build Documents. If the Owner is unable to certify payment in the amount of the Application, the Owner will notify Haskell as provided in Section 12.4. If Haskell and Owner cannot agree on a revised amount, the Owner will promptly issue a Certificate for Payment for the amount that the Owner deems to be due and owing. The Owner may also withhold a Certificate for Payment or, because of subsequently discovered evidence, may nullify the whole or a part of a Certificate for Payment previously issued to such extent as may be necessary to protect the Owner from loss for which Haskell is responsible because of

i. defective IDB Work, including design and construction, not remedied;

ii. third party claims filed or reasonable evidence indicating probable filing of such claims unless security acceptable to the Owner is provided by Haskell;

iii. failure of Haskell to make payments properly to the Consultants, Contractors or others, for services, labor, materials or equipment;

iv. reasonable evidence that the IDB Work cannot be completed for the unpaid balance of the Contract Sum;

v. damage to the Owner or the DB;

vi. reasonable evidence that the IDB Work will not be completed within the Contract Time, and that the unpaid balance would not be adequate to cover actual or liquidated damages for the anticipated delay; or

vii. repeated failure to carry out the IDB Work in accordance with the Industrial Design-Build Documents.

.2 When the above reasons for withholding certification are removed, certification will be made for amounts previously withheld.

.3 If the Owner withholds certification for payment under Section 12.4, the Owner may, at its sole option, issue joint checks to Haskell and to any Consultants, Contractor, material or equipment suppliers, or other persons or entities providing services or work for Haskell to whom Haskell failed to make payment for IDB Work properly performed or material or equipment suitably delivered.

§ 12.5  Progress Payments.

.1 After the Owner has issued a Certificate for Payment, the Owner shall make payment, subject to withholding ten percent (10%) of the value of the “work”, as that term is used in § 53.101 of the Texas Property Code as statutory retainage, in the manner and within the time provided in the Industrial Design-Build Documents.

.2 Haskell shall pay each Consultant, Contractor, and other person or entity providing services or work for Haskell no later than the time period required by applicable law, but in no event more than seven days after receipt of payment from the Owner the amount to which the Consultant, Contractor, and other person or entity providing services or work for Haskell is entitled, reflecting percentages actually retained from payments to Haskell on account of the portion of the Work performed by the Consultant, Contractor, or other person or entity. Haskell shall, by appropriate agreement with each Consultant, Contractor, and other person or entity providing services or work for Haskell, require each Consultant, Contractor, and other person or entity providing services or work for Haskell to make payments to subconsultants and subcontractors in a similar manner.

.3 The Owner will, on request and if practicable, furnish to the Consultant, Contractor, or other person or entity providing services or work for Haskell, information regarding percentages of completion or amounts applied for by Haskell and action taken thereon by the Owner on account of portions of the IDB Work done by such Consultant, Contractor or other person or entity providing services or work for Haskell.

.4 The Owner has the right to request written evidence from Haskell that Haskell has properly paid the Consultants, Contractors, or other person or entity providing services or work for Haskell, amounts paid by the Owner to Haskell for the IDB Work. If Haskell fails to furnish such evidence within seven days, the Owner shall have the right to contact the Consultants, and Contractors to ascertain whether they have been properly paid. The Owner shall have no obligation to pay or to see to the payment of money to a Consultant or Contractor, except as may otherwise be required by law.

.5 Haskell payments to material and equipment suppliers shall be treated in a manner similar to that provided in Sections 12.5.2, 12.5.3, and 12.5.4.

.6 A Certificate for Payment, a progress payment, or partial or entire use or occupancy of the Project by the Owner shall not constitute acceptance of IDB Work not in accordance with the Industrial Design-Build Documents.

.7 Unless Haskell provides the Owner with a payment bond in the full penal sum of the Contract Sum, payments received by Haskell for IDB Work properly performed by the Consultants, Contractors and other person or entity providing services or work for Haskell, shall be held by Haskell for those Consultants, Contractors, or other person or entity providing services or work for Haskell, for which payment was made by the Owner. Nothing contained herein shall require money to be placed in a separate account and not commingled with money of Haskell, shall create any fiduciary liability or tort liability on the part of Haskell for breach of trust or shall entitle any person or entity to an award of punitive damages against Haskell for breach of the requirements of this provision.

.8 Provided that an Application for Payment is received not later than the last day of the month, the Owner shall make payment of the certified amount to Haskell not later than the 15th day of the next month. If an Application for Payment is received by the Owner after the application date fixed above, payment shall be made by the Owner not later than fifteen (15) days after the Owner receives the Application for Payment.
.9 With each Application for Payment where the Contract Sum is based upon the Cost of the Work, or the Cost of the Work with a Guaranteed Maximum Price, Haskell shall submit payrolls, petty cash accounts, receipted invoices or invoices with check vouchers attached, and any other evidence required by the Owner to demonstrate that cash disbursements already made by Haskell on account of the Cost of the Work equal or exceed (1) progress payments already received by Haskell, less (2) that portion of those payments attributable to Haskell’s Fee; plus (3) payrolls for the period covered by the present Application for Payment.
.10 With each Application for Payment where the Contract Sum is based upon a Stipulated Sum or Cost of the Work with a Guaranteed Maximum Price, Haskell shall submit the most recent schedule of values in accordance with the Design-Build Documents. The schedule of values shall allocate the entire Contract Sum among the various portions of the Work. Compensation for design services, if any, shall be shown separately. Where the Contract Sum is based on the Cost of the Work with a Guaranteed Maximum Price, Haskell’s Fee shall be shown separately. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Owner may require. This schedule of values, unless objected to by the Owner, shall be used as a basis for reviewing Haskell’s Applications for Payment.
.11 In taking action on Haskell’s Applications for Payment, the Owner shall be entitled to rely on the accuracy and completeness of the information furnished by Haskell and shall not be deemed to have made a detailed examination, audit or arithmetic verification of the documentation submitted in accordance with Sections 12.5.9 or 12.5.10, or other supporting data; to have made exhaustive or continuous on-site inspections; or to have made examinations to ascertain how or for what purposes Haskell has used amounts previously paid. Such examinations, audits and verifications, if required by the Owner, will be performed by the Owner’s auditors acting in the sole interest of the Owner.
.12 Except with the Owner’s prior approval, Haskell shall not make advance payments to suppliers for materials or equipment which have not been delivered and stored at the site.

§ 12.6  Failure of Payment. If the Owner does not issue a Certificate for Payment, through no fault of Haskell, within the time required by the Industrial Design-Build Documents, then Haskell may, upon seven additional days’ written notice to the Owner, stop the IDB Work until payment of the amount owing has been received. The Contract Time shall be extended appropriately and the Contract Sum shall be increased by the amount of Haskell’s reasonable costs of shut-down, delay and start-up, plus interest as provided for in the Industrial Design-Build Documents.

ARTICLE 13  PROTECTION OF PERSONS AND PROPERTY

§ 13.1  Safety Precautions and Programs. Haskell shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the performance of the Contract.

§ 13.2  Safety of Persons and Property.

.1 Haskell shall be responsible for precautions for the safety of, and reasonable protection to prevent damage, injury or loss to

i. employees on the IDB Work and other persons who may be affected thereby;

ii. the IDB Work and materials and equipment to be incorporated therein, whether in storage on or off the site, under care, custody or control of Haskell or the Consultants or Contractors, or other person or entity providing services or work for Haskell; and

iii. other property at the site or adjacent thereto, such as trees, shrubs, lawns, walks, pavements, roadways, or structures and utilities not designated for removal, relocation or replacement in the course of construction.

.2 Haskell shall comply with, and give notices required by, applicable laws, statutes, ordinances, codes, rules and regulations, and lawful orders of public authorities, bearing on safety of persons or property, or their protection from damage, injury or loss.

.3 Haskell shall implement, erect, and maintain, as required by existing conditions and performance of the Contract, reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations, and notify owners and users of adjacent sites and utilities of the safeguards and protections.

.4 When use or storage of explosives or other hazardous materials or equipment, or unusual methods, are necessary for execution of the IDB Work, Haskell shall exercise utmost care, and carry on such activities under supervision of properly qualified personnel.

.5 Haskell shall promptly remedy damage and loss (other than damage or loss insured under property insurance required by the Industrial Design-Build Documents) to property referred to in Sections 10.2.1.2 and 10.2.1.3, caused in whole or in part by Haskell, its architects, Consultants, contractors, or anyone directly or indirectly employed by any of them, or by anyone for whose acts they may be liable and for which Haskell is responsible under Sections 13.2.1(ii) and 13.2.1(iii); except damage or loss attributable to acts or omissions of the Owner, or anyone directly or indirectly employed by the Owner, or by anyone for whose acts the Owner may be liable, and not attributable to the fault or negligence of Haskell. The foregoing obligations of Haskell are in addition to Haskell’s obligations under Section 8.2.

.6 Haskell shall designate a responsible member of Haskell’s organization, at the site, whose duty shall be the prevention of accidents. This person shall be Haskell’s superintendent unless otherwise designated by Haskell in writing to the Owner.

.7 Haskell shall not cause any part of the construction or site to be loaded so as to cause damage or create an unsafe condition.

.8 Injury or Damage to Person or Property. If the Owner or Haskell suffers injury or damage to person or property because of an act or omission of the other, or of others for whose acts such party is legally responsible, written notice of the injury or damage, whether or not insured, shall be given to the other party within a reasonable time not exceeding 21 days after discovery. The notice shall provide sufficient detail to enable the other party to investigate the matter.

§ 13.3  Hazardous Materials.

.1 Haskell is responsible for compliance with any requirements included in the Design-Build Documents regarding hazardous materials. If Haskell encounters a hazardous material or substance not addressed in the Industrial Design-Build Documents and if reasonable precautions will be inadequate to prevent foreseeable bodily injury or death to persons resulting from a material or substance, including but not limited to asbestos or polychlorinated biphenyl (PCB), encountered on the site by Haskell, Haskell shall, upon recognizing the condition, immediately stop IDB Work in the affected area and report the condition to the Owner in writing.

.2 Upon receipt of Haskell’s written notice, the Owner shall obtain the services of a licensed laboratory to verify the presence or absence of the material or substance reported by Haskell and, in the event such material or substance is found to be present, to cause it to be rendered harmless. Unless otherwise required by the Industrial Design-Build Documents, the Owner shall furnish in writing to Haskell the names and qualifications of persons or entities who are to perform tests verifying the presence or absence of such material or substance or who are to perform the task of removal or safe containment of such material or substance. Haskell will promptly reply to the Owner in writing stating whether or not Haskell has reasonable objection to the persons or entities proposed by the Owner. If Haskell has an objection to a person or entity proposed by the Owner, the Owner shall propose another to whom Haskell has no reasonable objection. When the material or substance has been rendered harmless, IDB Work in the affected area shall resume upon written agreement of the Owner and Haskell. By Change Order, the Contract Time shall be extended appropriately and the Contract Sum shall be increased in the amount of Haskell’s reasonable additional costs of shut-down, delay and start-up.

.3 To the fullest extent permitted by law, the Owner shall indemnify and hold harmless Haskell, the Consultants and Contractors, and employees of any of them, from and against claims, damages, losses and expenses, including but not limited to attorneys’ fees, arising out of or resulting from performance of the IDB Work in the affected area, if in fact the material or substance presents the risk of bodily injury or death as described in Section 13.3.1 and has not been rendered harmless, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to, or destruction of, tangible property (other than the IDB Work itself), except to the extent that such damage, loss or expense is due to the fault or negligence of the party seeking indemnity.

.4 The Owner shall not be responsible under this Section 13.3 for materials or substances Haskell brings to the site unless such materials or substances are required by the Owner’s Criteria. The Owner shall be responsible for materials or substances required by the Owner’s Criteria, except to the extent of Haskell’s fault or negligence in the use and handling of such materials or substances.

.5 Haskell shall defend and indemnify the Owner for the cost and expense the Owner incurs (1) for remediation of a material or substance Haskell brings to the site and negligently handles, or (2) where Haskell fails to perform its obligations under Section 13.3.1, except to the extent that the cost and expense are due to the Owner’s fault or negligence.

.6 If, without negligence on the part of Haskell, Haskell is held liable by a government agency for the cost of remediation of a hazardous material or substance solely by reason of performing IDB Work as required by the Industrial Design-Build Documents, the Owner shall indemnify Haskell for all cost and expense thereby incurred.

§ 13.4  Emergencies. In an emergency affecting safety of persons or property, Haskell shall act, at Haskell’s discretion, to prevent threatened damage, injury or loss.

ARTICLE 14  UNCOVERING AND CORRECTION OF WORK.

§ 14.1  Uncovering of Work. The Owner may request to examine a portion of the IDB Work that Haskell has covered to determine if the IDB Work has been performed in accordance with the Industrial Design-Build Documents. If such IDB Work is in accordance with the Industrial Design-Build Documents, the Owner and Haskell shall execute a Change Order to adjust the Contract Time and Contract Sum, as appropriate. If such IDB Work is not in accordance with the Industrial Design-Build Documents, the costs of uncovering and correcting the IDB Work shall be at Haskell’s expense and Haskell shall not be entitled to a change in the Contract Time unless the condition was caused by the Owner or a separate contractor in which event the Owner shall be responsible for payment of such costs and the Contract Time will be adjusted as appropriate.

§ 14.2 Correction of Work.

.1 Before or After Substantial Completion. Haskell shall promptly correct IDB Work rejected by the Owner or failing to conform to the requirements of the Industrial Design-Build Documents, whether discovered before or after Substantial Completion and whether or not fabricated, installed or completed. Costs of correcting such rejected IDB Work, including additional testing and inspections, the cost of uncovering and replacement, and compensation for any design consultant employed by the Owner whose expenses and compensation were made necessary thereby, shall be at Haskell’s expense.

.2  After Substantial Completion.

i.  In addition to Haskell’s obligations under Section 7.13, if, within one year after the date of Substantial Completion of the IDB Work or designated portion thereof or after the date for commencement of warranties established under Section 11.1.4, or by terms of an applicable special warranty required by the Industrial Design-Build Documents, any of the Work is found not to be in accordance with the requirements of the Industrial Design-Build Documents, Haskell shall correct it promptly after receipt of written notice from the Owner to do so unless the Owner has previously given Haskell a written acceptance of such condition. The Owner shall give such notice promptly after discovery of the condition. During the one year period for correction of the IDB Work, if the Owner fails to give Haskell an opportunity to make the correction, the Owner waives the right to require correction by Haskell and to make as part of any breach of warranty claim. If Haskell fails to correct nonconforming Work within a reasonable time during that period after receipt of notice from the Owner, the Owner may correct it in accordance with Section 10.8.

ii. The one-year period for correction of IDB Work shall be extended with respect to portions of Work first performed after Substantial Completion by the period of time between Substantial Completion and the actual completion of that portion of the Work.

iii. The one-year period for correction of Work shall be extended by corrective Work performed by Haskell pursuant to this Section 14.2.

.3 Haskell shall remove from the site portions of the IDB Work that are not in accordance with the requirements of the Industrial Design-Build Documents and are neither corrected by Haskell nor accepted by the Owner.

.4 Haskell shall bear the cost of correcting destroyed or damaged construction of the Owner or separate contractors, whether completed or partially completed, caused by Haskell’s correction or removal of IDB Work that is not in accordance with the requirements of the Design-Build Documents.

.5 Nothing contained in this Section 14.2.5 shall be construed to establish a period of limitations with respect to other obligations Haskell has under the Industrial Design-Build Documents. Establishment of the one-year period for correction of the IDB Work as described in Section 14.2 relates only to the specific obligation of Haskell to correct the IDB Work, and has no relation to the time within which the obligation to comply with the Industrial Design-Build Documents may be sought to be enforced, nor the time within which the proceedings may be commenced to establish Haskell’s liability with respect to Haskell’s obligations other than to specifically correct the IDB Work.

§ 14.3  Acceptance of Nonconforming Work. If the Owner prefers to accept IDB Work that is not in accordance with the requirements of the Industrial Design-Build Documents, the Owner may do so instead of requiring its removal and correction, in which case the Contract Sum will be reduced as appropriate and equitable. Such adjustment shall be effected whether or not final payment has been made.

ARTICLE 15  COPYRIGHTS AND LICENSES.

§ 15.1 Drawings, specifications, and other documents furnished by Haskell, including those in electronic form, are Instruments of Service. Haskell, and the Consultants, Contractors, and any other person or entity providing services or work for any of them, shall be deemed the authors and owners of their respective Instruments of Service, including the Drawings and Specifications, and shall retain all common law, statutory and other reserved rights, including copyrights. Submission or distribution of Instruments of Service to meet official regulatory requirements, or for similar purposes in connection with the Project, is not to be construed as publication in derogation of the reserved rights of Haskell and the Consultants, and Contractors, and any other person or entity providing services or work for any of them.

§ 15.2 Haskell and the Owner warrant that in transmitting Instruments of Service, or any other information, the transmitting party is the copyright owner of such information or has permission from the copyright owner to transmit such information for its use on the Project.

§ 15.3 Upon execution of the Agreement, Haskell grants to the Owner a limited, irrevocable and non-exclusive license to use the Instruments of Service for purposes of constructing, using, maintaining, altering and adding to the Project, provided that the Owner substantially performs its obligations, including prompt payment of all sums when due, under the Industrial Design-Build Documents. The license granted under this section permits the Owner to authorize its consultants and the DB to reproduce applicable portions of the Instruments of Service solely and exclusively for use in performing services or construction for the Project. Haskell agrees to provide the Instruments of Service to DB in a usable electronic form to be agreed on by Haskell and the DB.

.1 Haskell shall obtain non-exclusive licenses from the Consultants and Contractors, that will allow Haskell to satisfy its obligations to the Owner under this Article 15. Haskell’s licenses from the Consultants and Contractors shall also allow the Owner, in the event this Agreement is terminated for any reason other than the default of the Owner or in the event Haskell’s Consultants or Contractors terminate their agreements with Haskell for cause, to obtain a limited, irrevocable and non-exclusive license solely and exclusively for purposes of constructing, using, maintaining, altering and adding to the Project, provided that the Owner (1) agrees to pay to the Consultant or Contractor all amounts due, and (2) provide the Consultant or Contractor with the Owner’s written agreement to indemnify and hold harmless the Consultant or Contractor from all costs and expenses, including the cost of defense, related to claims and causes of action asserted by any third person or entity but only to the extent such costs and expenses arise from the Owner’s alteration or Owner’s use of the Instruments of Service on a project other than the Project.

.2 In the event the Owner alters the Instruments of Service without the author’s written authorization or uses the Instruments of Service without retaining the authors of the Instruments of Service, the Owner releases Haskell and its Consultants, Contractors and any other person or entity providing services or work for any of them, from all claims and causes of action arising from or related to such uses. The Owner, to the extent permitted by law, further agrees to indemnify and hold harmless the Design-Builder, Architect, Consultants, Contractors and any other person or entity providing services or work for any of them, from all costs and expenses, including the cost of defense, related to claims and causes of action asserted by any third person or entity to the extent such costs and expenses arise from the Owner’s alteration or use of the Instruments of Service under this Section 15.3.2. The terms of this Section 15.3.2 shall not apply if the Owner rightfully terminates this Agreement for cause under Sections 16.1.4 or 16.2.2.

ARTICLE 16  TERMINATION OR SUSPENSION.

§ 16.1  Termination or Suspension.

.1 If the Owner fails to make payments to Haskell for IDB Work in accordance with this Agreement, such failure shall be considered substantial nonperformance and cause for termination or, at Haskell’s option, cause for suspension of performance of IDB Work under this Agreement. If Haskell elects to suspend the IDB Work, Haskell shall give seven days’ written notice to the Owner before suspending the Work. In the event of a suspension of the IDB Work, Haskell shall have no liability to the Owner for delay or damage caused by the suspension of the IDB Work. Before resuming the IDB Work, Haskell shall be paid all sums due prior to suspension and any expenses incurred in the interruption and resumption of Haskell’s IDB Work. Haskell’s compensation for, and time to complete, the remaining IDB Work shall be equitably adjusted.

.2 If the Owner suspends the Project, Haskell shall be compensated for the IDB Work performed prior to notice of such suspension. When the Project is resumed, Haskell shall be compensated for expenses incurred in the interruption and resumption of Haskell’s IDB Work. Haskell’s compensation for, and time to complete, the remaining IDB Work shall be equitably adjusted.

.3 If the Owner suspends the Project for more than 90 cumulative days for reasons other than the fault of Haskell, Haskell may terminate the Contract by giving not less than seven days’ written notice.

.4 Either party may terminate the Contract upon not less than seven days’ written notice should the other party fail substantially to perform in accordance with the terms of this Agreement through no fault of the party initiating the termination.

.5 The Owner may terminate the Contract upon not less than seven days’ written notice to Haskell for the Owner’s convenience and without cause.

.6 In the event of termination not the fault of Haskell, Haskell shall be compensated for IDB Work performed prior to termination, any other expenses directly attributable to termination for which Haskell is not otherwise compensated and for any other amounts as specifically provided in the Contract.

§ 16.2 Termination or Suspension.

.1  Termination by Haskell.

i. Haskell may terminate the Contract if the Work is stopped for a period of 30 consecutive days or 90 cumulative days through no act or fault of Haskell, a Consultant, or a Contractor, or their agents or employees, or any other persons or entities performing portions of the Work under direct or indirect contract with Haskell, for any of the following reasons:

a. Issuance of an order of a court or other public authority having jurisdiction that requires all Work to be stopped;

b. An act of government, such as a declaration of national emergency that requires all IDB Work to be stopped;

c. Because the Owner has not issued a Certificate for Payment and has not notified Haskell of the reason for withholding certification as provided in Section 12.4, or because the Owner has not made payment on a Certificate for Payment within the time stated in the Design-Build Documents; or

d. The Owner has failed to furnish to Haskell promptly, upon Haskell’s request, reasonable evidence as required by Section 10.2.7.

ii. Haskell may terminate the Contract if, through no act or fault of Haskell, a Consultant, a Contractor, or their agents or employees or any other persons or entities performing portions of the IDB Work under direct or indirect contract with Haskell, repeated suspensions, delays or interruptions of the entire IDB Work by the Owner as described in Section 16.2.3 constitute in the aggregate more than 100 percent of the total number of days scheduled for completion, or 120 days in any 365-day period, whichever is less.

iii. If one of the reasons described in Section 16.2.1 or 16.2.2 exists, Haskell may, upon seven days’ written notice to the Owner, terminate the Contract and recover from the Owner payment for IDB Work executed, including reasonable overhead and profit, costs incurred by reason of such termination, and damages.

iv. If the IDB Work is stopped for a period of 60 consecutive days through no act or fault of Haskell or any other persons or entities performing portions of the IDB Work under contract with Haskell, or if the Owner has repeatedly failed to fulfill the Owner’s obligations under the Design-Build Documents with respect to matters important to the progress of the IDB Work, Haskell may, upon seven additional days’ written notice to the Owner, terminate the Contract and recover from the Owner as provided in Section 16.2.3.

.2  Termination by the Owner For Cause.

i. The Owner may terminate the Contract if Haskell:

a. fails to submit the Proposal by the date required by this Agreement, or if no date is indicated, within a reasonable time consistent with the date of Substantial Completion;

b. repeatedly refuses or fails to supply Consultants, Contractors, or enough properly skilled workers or proper materials;

c. fails to make payment to the Consultants or Contractors for services, materials or labor in accordance with their respective agreements with Haskell;

d. repeatedly disregards applicable laws, statutes, ordinances, codes, rules and regulations, or lawful orders of a public authority; or

e. is otherwise guilty of substantial breach of a provision of the Industrial Design-Build Documents.

ii. When any of the above reasons exist, the Owner may without prejudice to any other rights or remedies of the Owner and after giving Haskell and Haskell’s surety, if any, seven days’ written notice, terminate employment of Haskell and may, subject to any prior rights of the surety:

a. Exclude Haskell from the site and take possession of all materials, equipment, tools, and construction equipment and machinery thereon owned by Haskell;

b. Accept assignment of the Consultant and Contractor agreements as set forth herein; and

c. Finish the IDB Work by whatever reasonable method the Owner may deem expedient. Upon written request of Haskell, the Owner shall furnish to Haskell a detailed accounting of the costs incurred by the Owner in finishing the IDB Work.

iii. When the Owner terminates the Contract for cause for one of the reasons stated above, Haskell shall not be entitled to receive further payment until the IDB Work is finished.

iv. If the unpaid balance of the Contract Sum exceeds costs of finishing the IDB Work and other damages incurred by the Owner and not expressly waived, such excess shall be paid to Haskell. If such costs and damages exceed the unpaid balance, Haskell shall pay the difference to the Owner. The obligation for such payments shall survive termination of this Agreement.

v. If the Owner terminates Haskell for cause and it is later that cause did not exist, the termination will automatically be converted to a termination for convenience.

.3  Suspension by the Owner for Convenience.

i. The Owner may, without cause, order Haskell in writing to suspend, delay or interrupt the IDB Work in whole or in part for such period of time as the Owner may determine.

ii. The Contract Sum and Contract Time shall be adjusted for increases in the cost and time caused by suspension, delay or interruption. Adjustment of the Contract Sum shall include profit. No adjustment shall be made to the extent

a. that performance is, was or would have been so suspended, delayed or interrupted by another cause for which Haskell is responsible; or

b. that an equitable adjustment is made or denied under another provision of the Contract.

.4  Termination by the Owner for Convenience.

i. The Owner may, at any time, terminate the Contract for the Owner’s convenience and without cause.

ii. Upon receipt of written notice from the Owner of such termination for the Owner’s convenience, Haskell shall

a. Cease operations as directed by the Owner in the notice;

b. Place no further subcontracts or orders (referred to as subcontracts in this clause) for materials, services or facilities, except as necessary to complete the continued portion of the Work;

c. Terminate all subcontracts to the extent they relate to the terminated Work;

d. Assign to the Owner, if requested, all right, title and interest of the Contract under the subcontracts terminated;

e. As directed by the Owner, transfer title and deliver to the Owner –

(i)  The fabricated or unfabricated parts, work in process, completed work, supplies and material produced or acquired for the terminated Work; and

(ii)  The completed or partially completed plans, drawings, information and other property that, if the contract had been completed, would be required to be delivered to Owner;

f. Complete the performance of the Work not terminated;

g. Take any action that may be necessary, or that the Owner may direct, for the protection and preservation of the Work;

h. Use its commercially reasonable efforts to sell, as directed and authorized by the Owner, any property of the types referred to in Section 14.4.2.5. The proceed of any transfer or disposition will be applied to reduce any payments to be made by the Owner under this contract, credited to the price or cost of the Work, or paid in any other manner directed by the Owner.

.5 In case of such termination for the Owner’s convenience, or of wrongful termination of Haskell shall be entitled to receive as its sole remedy the actual direct costs of all properly completed and stored labor and material expended on the Project prior to the effective date of the termination and reasonable costs incurred by reason of such termination, plus ten percent for overhead and profit on such completed work. Haskell hereby waives and forfeits all other claims for payment and damages, including anticipated profits.

ARTICLE 17   CLAIMS AND DISPUTE RESOLUTION.

§ 17.1 Claims.

.1 Definition. A Claim is a demand or assertion by one of the parties seeking, as a matter of right, payment of money, or other relief with respect to the terms of the Contract. The term “Claim” also includes other disputes and matters in question between the Owner and Haskell arising out of or relating to the Contract. The responsibility to substantiate Claims shall rest with the party making the Claim.

.2 Time Limits on Claims. The Owner and Haskell shall commence all claims and causes of action, whether in contract, tort, breach of warranty or otherwise, against the other, arising out of or related to the Contract in accordance with the requirements of the binding dispute resolution method selected in Section 1.12, within the time period specified by applicable law, but in any case not more than 10 years after the date of Substantial Completion of the Work. Causes of action arising from events or circumstances occurring prior to the IDB Work date of substantial completion shall accrue, subject to the Discovery Rule, on the date of substantial completion of the IDB Work. Causes of action arising from events or circumstances occurring after the date of substantial completion of the IDB Work shall accrue, subject to the Discovery Rule, on the date of final completion of the IDB Work. In the event of a termination of this Agreement prior to the date of substantial completion of the IDB Work, causes of action shall accrue, subject to the Discovery Rule, on the date of termination. In the event of a termination of this Agreement between the date of substantial completion of the IDB Work and the date of final completion of the IDB Work, causes of action arising after the date of substantial completion of the IDB Work shall accrue, subject to the Discovery Rule, on the date of termination. The Owner and Haskell waive all claims and causes of action not commenced in accordance with this Section 17.1.2.

.3  Notice of Claims.

i. Prior To Final Payment. Prior to Final Payment, Claims by either the Owner or Haskell must be initiated by written notice to the other party within 21 days after occurrence of the event giving rise to such Claim or within 21 days after the claimant first recognizes the condition giving rise to the Claim, whichever is later. This clause shall not be construed in any as a restriction on the time limit within which a party may assert rights in court or any arbitration.

ii. Claims Arising After Final Payment. After Final Payment, Claims by either the Owner or Haskell that have not otherwise been waived pursuant to Section 12, must be initiated by prompt written notice to the other party. The notice requirement in Section 17.1.3 and the Initial Decision requirement as a condition precedent to mediation in Section 17.3 shall not apply.

.4 Continuing Contract Performance. Pending final resolution of a Claim, except as otherwise agreed in writing, Haskell shall proceed diligently with performance of the Contract and the Owner shall continue to make payments in accordance with the Design-Build Documents.

.5 Claims for Additional Cost. If Haskell intends to make a Claim for an increase in the Contract Sum, written notice as provided herein shall be given before proceeding to execute the portion of the IDB Work that relates to the Claim. Prior notice is not required for Claims relating to an emergency endangering life or property.

.6  Claims for Additional Time.

i. If Haskell intends to make a Claim for an increase in the Contract Time, written notice as provided herein shall be given. Haskell’s Claim shall include an estimate of cost and of probable effect of delay on progress of the IDB Work. In the case of a continuing delay, only one Claim is necessary.

ii. If adverse weather conditions are the basis for a Claim for additional time, such Claim shall be documented by data substantiating that weather conditions were abnormal for the period of time, could not have been reasonably anticipated, and had an adverse effect on the critical path of the IDB Work Contract Schedule.

.7  Claims for Consequential Damages.

Haskell and Owner waive Claims against each other for consequential damages arising out of or relating to this Contract. This mutual waiver includes

a. consequential damages incurred by the Owner for rental expenses, for losses of use, income, profit, financing, business and reputation, and for loss of management or employee productivity or of the services of such persons; and

b. consequential damages incurred by Haskell for principal office expenses including the compensation of personnel stationed there, for losses of financing, business opportunity, and reputation, and for loss of profit except anticipated profit arising directly from the IDB Work (subject to the limitations of this Agreement).

This mutual waiver is applicable, without limitation, to all consequential damages due to either party’s termination in accordance with Article 16. Nothing contained in this Section 17.1.7 shall be deemed to preclude an award of liquidated damages, when applicable, in accordance with the requirements of the Design-Build Documents.

§ 17.2  [Intentionally Deleted].

§ 17.3  Mediation.

.1 Claims, disputes, or other matters in controversy arising out of or related to the Contract, except those waived as provided for in Sections 12 and 17.1.7, shall be subject to mediation as a condition precedent to litigation.

.2 The parties shall share the mediator’s fee and any filing fees equally. The mediation shall be held in the place where the Project is located, unless another location is mutually agreed upon. Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction.

ARTICLE 18   MISCELLANEOUS PROVISIONS

§ 18.1  Governing Law. The Contract shall be governed by the law of the place where the Project is located.

§ 18.2  Successors and Assigns.

.1 The Owner and Haskell, respectively, bind themselves, their partners, successors, assigns and legal representatives to the covenants, agreements and obligations contained in the Industrial Design-Build Documents. Except as provided in Sections 7.17 and 16.2.2, neither party to the Contract shall assign the Contract as a whole without written consent of the other. If either party attempts to make such an assignment without such consent, that party shall nevertheless remain legally responsible for all obligations under the Contract. Nothing in this provision shall be interpreted to prohibit the assignment of the Contract, or any rights arising under it, by Owner after final completion of the IDB Work by Haskell.

.2 The Owner may, without consent of Haskell, assign the Contract to a lender providing construction financing for the Project, if the lender assumes the Owner’s rights and obligations under the Industrial Design-Build Documents. Haskell shall execute all consents reasonably required to facilitate such assignment.

.3 If the Owner requests Haskell, Consultants, or Contractors to execute certificates, other than those required by Section 1.14, the Owner shall submit the proposed language of such certificates for review at least 14 days prior to the requested dates of execution. If the Owner requests Haskell, Consultants, or Contractors to execute consents reasonably required to facilitate assignment to a lender, Haskell, Consultants, or Contractors shall execute all such consents that are consistent with this Agreement, provided the proposed consent is submitted to them for review at least 14 days prior to execution. Haskell, Consultants, and Contractors shall not be required to execute certificates or consents that would require knowledge, services or responsibilities beyond the scope of their services.

§ 18.3  Written Notice. Written notice shall be deemed to have been duly served if delivered in person to the individual, to a member of the firm or entity, or to an officer of the corporation for which it was intended; or if delivered at, or sent by registered or certified mail or by courier service providing proof of delivery to, the last business address known to the party giving notice.

§ 18.4  Rights and Remedies.

.1 Duties and obligations imposed by the Industrial Design-Build Documents, and rights and remedies available thereunder, shall be in addition to and not a limitation of duties, obligations, rights and remedies otherwise imposed or available by law.

.2 No action or failure to act by the Owner or Haskell shall constitute a waiver of a right or duty afforded them under the Contract, nor shall such action or failure to act constitute approval of or acquiescence in a breach thereunder, except as may be specifically agreed in writing.

§ 18.5  Tests and Inspections.

.1 Tests, inspections and approvals of portions of the IDB Work shall be made as required by the Industrial Design-Build Documents and by applicable laws, statutes, ordinances, codes, rules and regulations or lawful orders of public authorities. Unless otherwise provided, Haskell shall make arrangements for such tests, inspections and approvals with an independent testing laboratory or entity acceptable to the Owner, or with the appropriate public authority, and shall bear all related costs of tests, inspections and approvals. Haskell shall give the Owner timely notice of when and where tests and inspections are to be made so that the Owner may be present for such procedures. The Owner shall bear costs of (1) tests, inspections or approvals that do not become requirements until after bids are received or negotiations concluded, and (2) tests, inspections or approvals where building codes or applicable laws or regulations prohibit the Owner from delegating their cost to Haskell.

.2 If the Owner determines that portions of the IDB Work require additional testing, inspection or approval not included under Section 18.5.1, the Owner will instruct Haskell to make arrangements for such additional testing, inspection or approval by an entity acceptable to the Owner, and Haskell shall give timely notice to the Owner of when and where tests and inspections are to be made so that the Owner may be present for such procedures. Such costs, except as provided in Section 18.5.3, shall be at the Owner’s expense.

.3 If such procedures for testing, inspection or approval under Sections 18.5.1 and 18.5.2 reveal failure of the portions of the IDB Work to comply with requirements established by the Industrial Design-Build Documents, all costs made necessary by such failure shall be at Haskell’s expense.

.4 Required certificates of testing, inspection or approval shall, unless otherwise required by the Industrial Design-Build Documents, be secured by Haskell and promptly delivered to the Owner.

.5 If the Owner is to observe tests, inspections or approvals required by the Industrial Design-Build Documents, the Owner will do so promptly and, where practicable, at the normal place of testing.

.6 Tests or inspections conducted pursuant to the Industrial Design-Build Documents shall be made promptly to avoid unreasonable delay in the IDB Work.

§ 18.6  Confidential Information. If the Owner or Haskell transmits Confidential Information, the transmission of such Confidential Information constitutes a warranty to the party receiving such Confidential Information that the transmitting party is authorized to transmit the Confidential Information. If a party receives Confidential Information, the receiving party shall keep the Confidential Information strictly confidential and shall not disclose it to any other person or entity except as set forth in Section 18.6.1.

.1 A party receiving Confidential Information may disclose the Confidential Information as required by law or court order, including a subpoena or other form of compulsory legal process issued by a court or governmental entity. A party receiving Confidential Information may also disclose the Confidential Information to its employees, consultants or contractors in order to perform services or work solely and exclusively for the Project, provided those employees, consultants and contractors are subject to the restrictions on the disclosure and use of Confidential Information as set forth in this Contract.

§ 18.7  Capitalization. Terms capitalized in the Contract include those that are (1) specifically defined, (2) the titles of numbered articles or (3) the titles of other documents published by the American Institute of Architects.

§ 18.8  Interpretation.

.1 In the interest of brevity the Industrial Design-Build Documents frequently omit modifying words such as “all” and “any” and articles such as “the” and “an,” but the fact that a modifier or an article is absent from one statement and appears in another is not intended to affect the interpretation of either statement.

.2 Unless otherwise stated in the Industrial Design-Build Documents, words which have well-known technical or construction industry meanings are used in the Industrial Design-Build Documents in accordance with such recognized meanings.

§ 18.9 Limitation of Liability. Haskell’s aggregate liability for damage claims asserted against it by Owner, whether such claim(s) is based on breach of contract or warranty, tort, product liability, indemnity, contribution, strict liability or any other legal theory, shall not exceed, at any point in time, the greater of the total aggregate Contract Sum for all IDB Work paid by Owner to Haskell related to the Project, or Ten Million Dollars ($10,000,000). The foregoing notwithstanding, Haskell’s liability to Owner for indemnity or contribution claims arising from personal injury or worker’s compensation claims shall not be limited. This paragraph shall prevail over any inconsistent provisions contained in this Agreement and the other Industrial Design-Build Documents.

ARTICLE 19  SCOPE OF THE AGREEMENT.

§ 19.1 This Agreement is currently comprised of the following documents listed below:

.1 This AIA Document A141™–2014, Standard Form of Agreement Between Owner and Haskell

.2 AIA Document A141™–2014, Exhibit 1, Insurance and Bonds

.3 Exhibit 2, Additional Industrial Design Services

.4 Exhibit 3, Schedule for Current Industrial Design Services

This Agreement entered into as of the day and year first written above.

FARMERS BROTHERS CO., a Delaware corporation	THE HASKELL COMPANY, a Delaware corporation

/s/ Barry Fischetto	/s/ Mitchell W. Becker
OWNER (Signature)	HASKELL (Signature)
BARRY FISCHETTO, SVP, OPERATIONS	MITCHELL W. BECKER, PROJECT DIRECTOR
(Printed name and title)	(Printed name and title)